EXHIBIT 99.1

ITEM 6.	SELECTED FINANCIAL DATA

In July 2005, we changed our fiscal year end from December 31 to March 31 beginning with the fiscal year ended March 31, 2005. The following selected consolidated financial data for the fiscal years ended March 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this Form 10-K. The financial data for the years ended March 31, 2006 and December 31, 2004 and three months ended March 31, 2005 are derived from audited consolidated financial statements which are not included in this Form 10-K. The financial data for the three months ended March 31, 2004 are derived from our unaudited consolidated financial statements, which is not included in this Form 10-K. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

The financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this Form 10-K.

EXHIBIT 99.1

	Fiscal Year Ended March 31,				Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2007	2006	2005	2004	2004
	(in thousands except earnings per share data)
Selected Consolidated Statement of Operations Data:
Net sales	$312,528	$362,090	$216,605	$132,289	$18,692	$12,782	$57,542
Cost of sales	259,086	175,568	109,900	76,653	9,124	7,556	33,605
Gross profit	53,442	186,522	106,705	55,636	9,568	5,226	23,937

Selling and distribution expenses	44,178	34,449	25,561	15,494	4,563	2,722	9,428
Advertising and promotion expenses	115,478	76,388	52,322	20,908	1,071	373	8,479
General and administrative expenses	25,455	16,013	7,031	5,896	665	555	3,218
Other operating income, net	5,790	1,492	1,109	734	-	-	271

Income (loss) from operations	(125,879)	61,164	22,900	14,072	3,269	1,576	3,083
Interest expense	4,857	6,354	1,896	1,784	183	145	638
Interest income	341	1,801	356	238	75	18	88
Other income (expense), net	(580)	(3,084)	110	(44)	(58)	(8)	(239)
Income (loss) before provision for income tax	(130,975)	53,527	21,470	12,482	3,103	1,441	2,294
Provision for income tax	(30,386)	7,855	1,596	1,446	32	19	76
Net income	(100,589)	45,672	19,874	11,036	3,071	1,422	2,218
Net income (loss) attributable to the noncontrolling interests	(40)	11	-	1	(1,365)	488	2,598
Net income attributable to Synutra International, Inc.	$(100,549)	$45,661	$19,874	$11,035	$4,436	$934	$(380)
Earnings per share-basic	$(1.86)	$0.86	$0.40	$0.23	$0.10	$0.02	$(0.01)
Earnings per share-diluted	$(1.86)	$0.85	$0.40	$0.23	$0.10	$0.02	$(0.01)

	March 31,					December 31,
	2009	2008	2007	2006	2005	2004
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$37,736	$97,425	$20,836	$5,677	$5,812	$5,893
Working capital (deficit)	(80,432)	111,230	(8,281)	(14,270)	(15,920)	(17,837)
Total assets	472,571	294,318	127,271	83,009	64,192	59,849
Total long-term liabilities	20,468	39,993	4,138	—	4,833	4,833
Total equity	$76,859	$171,259	$42,701	$20,951	$7,622	$2,990

EXHIBIT 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this Form 10-K. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form 10-K, particularly in “Item 1A. Risk Factors.”

OVERVIEW

We are a leading infant formula company in China. We principally produce, market and sell our products under the “Shengyuan,” or “Synutra,” name, together with other complementary brands. We focus on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. We sell our products through an extensive nationwide sales and distribution network covering 29 provinces and provincial-level municipalities in China. As of March 31, 2009, this network comprised over 480 distributors and over 800 sub-distributors who sell our products in over 65,000 retail outlets.

Historically we reported our results as a single reporting segment in the financial statements since operating segments such as the nutritional ingredients and supplements segment was under construction with minor operating expenses and had not met the quantitative threshold as described under SFAS 131 "Disclosure about Segments of an Enterprise and Related Information". In this fiscal year, we expanded the number of reportable segments from one to three in order to better reflect the manner in which management analyzes our performance. The three segments are:

•
Powdered formula segment: Powdered formula segment covers the sale of powdered infant and adult formula products. It includes the brands of Super, U-Smart, Mingshan which was launched in October 2008 and Helanruniu which was launched in December 2008;

•
Baby food segment: Baby food segment covers the sale of prepared baby food and nutritional snacks for babies and children. It includes the brand of Huiliduo which was launched in March 2009 and the nutritional snacks component which we expect to launch in late 2009;

•
Nutritional ingredients and supplements segment: Nutritional ingredients and supplements segment covers the production and sale of nutritional ingredients and supplements such as chondroitin sulfate, and microencapsulated DHA and ARA.

On September 16, 2008, we announced a compulsory recall on certain lots of U-Smart products and a voluntary recall of other products that were contaminated or suspected to be contaminated by melamine, a substance not approved for use in food and linked to recent illnesses among infants and children in China. The cost of this action during the year ended March 31, 2009 was $101.5 million, including the cost of product replacement of $48.1 million in cost of sales, the write-down and write-off of affected inventory of $48.5 million in cost of sales, the net amount of $2.3 million to a compensation fund set up by China Dairy Industry Association to settle existing and potential claims arising in China from families of infants affected by melamine contamination in general and administrative expenses, and freight charges of $2.6 million in selling and distribution expenses, of which $4.5 million was recorded as a product recall provision in the consolidated balance sheet as of March 31, 2009. These costs represent our estimate of probable costs based on available data and take into account factors such as expected return rates for the affected units, unit replacement costs, logistical expenses and expenses relating to the hiring of temporary contractors to assist with our recall efforts.

Our product recall does not involve significant cash pay-out to our distributors or customers. Rather, both distributors and customers receive new products of the same value in exchange for recalled products. Since the product recall took place during our second, third and fourth fiscal quarters, our financial results for these quarters were severely impacted and we recognized considerably less revenue compared to the same periods in the prior year.

There have been certain legal proceedings brought against us in connection with the melamine contamination incident, which may have an adverse effect on our results of operations, see Part I - Item 3.  Legal Proceedings and Part I - Item 1A. Risk Factors - Product liability claims against us could result in adverse publicity and potential significant monetary damages. Although management is not aware of any additional significant issues associated with the melamine contamination incident, there can be no assurance that additional issues will not be identified in the future and this may have an adverse effect on our results of operations. See Part I - Item 1A. Risk Factors - We are highly dependent upon consumers’ perception of the safety and quality of our products. Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular ingredients or products or our industry in general could harm our reputation and damage our brand and adversely affect our results of operations.

EXHIBIT 99.1

Since the beginning of October 2008, all of our manufacturing facilities have been returned to service, after passing government inspections and obtaining permission from governing authorities. We continue to comply with random and unscheduled government testing and to conduct enhanced and systematic testing in-house.

In order to regain customer confidence and to ensure products of the highest quality, we are now using imported milk powder from Europe and New Zealand in our U-Smart, Super and Helanruniu, or Holsteina series products. Through our network of distributors, we have restocked substantially all of our contracted shelf space nationwide with new U-Smart series products and new Super series products produced after October 1, 2008. All such products have been found free of melamine and compliant with various government tests.

In October 2008, we acquired a prepared baby food business from Huilian, the “Huiliduo” brand series, and set up a subsidiary, Beijing Shengyuan Huiliduo Food Technology Co., Ltd. (“Huiliduo”), to receive this business. Huiliduo began operations in March 2009.

In late October 2008, we launched an entirely new series of infant formula products, the “Mingshan” series, aimed at the expansive lower and mid-end Chinese markets. We began selling the Mingshan series of products in December 2008.

In December 2008, we launched an entirely new series of powdered adult formula products, the “Helanruniu” or “Holsteina” series, aimed at the higher-end powdered adult formula markets. We began selling the Helanruniu series of products in December 2008.

Due to the significant reduction of sales caused by the melamine contamination incident and replacement of recalled products, our net sales for the fiscal year ended March 31, 2009 decreased by 13.7% to $312.5 million from $362.1 million for the prior fiscal year. Our gross profit for the fiscal year ended March 31, 2009 decreased by 71.4% to $53.4 million from $186.5 million for the prior fiscal year. Our net loss for the fiscal year ended March 31, 2009 was $100.5 million, as compared to net income of $45.7 million for the prior fiscal year.

The net loss for the fiscal year ended March 31, 2009 compared to the prior fiscal year was attributable primarily to the significant cost of product recall and decreased sales from the second half of September 2008 to March 2009.

The Company’s main operations are located in mainland China. Though the recent disruptions in the overall economy and financial markets is less severe in China than in the U.S., it could reduce consumer confidence in the economy and negatively affect consumers’ spending, which could be harmful to our financial position and results of operations. See Part I - Item 1A. Risk Factors - The recent disruptions in the overall economy and the financial markets may adversely impact our business and results of operations and may limit our access to additional financing.

EXHIBIT 99.1

FACTORS AFFECTING OUR RESULTS OF OPERATIONS

Our operating results are primarily affected by the following factors:

Perceptions of Product Quality and Safety

Rising consumer wealth in China has contributed to a greater acceptance by consumers in China of and desire for higher-priced products with perceived quality advantages associated with such products. Thus, we believe that infant formula producers with a reputation for quality and safety should be able to command higher average selling prices and thereby generate higher gross margins than competitors who do not possess the same perceived reputation for quality and safety. Conversely, any decrease in consumer perceptions of quality and safety could adversely impact such producers’ sales and gross margins. Moreover, a decrease in the quality and safety of any particular product could trigger wider negative perception of the decrease in the quality and safety of all producers, thereby affecting the industry generally. For example, the recent melamine contamination incident had resulted in a significant reduction in the sales of a number of major dairy product companies in China, including us. If a future market crisis involving any of our products should occur, especially if management failed to respond to such crisis in a timely and effective manner, our brand recognition and reputation could be severely damaged, which could adversely affect our results of operations. See Part I - Item 1A. Risk Factors—Risks Related to Our Business—We are highly dependent upon consumers’ perception of the safety and quality of our products. Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular ingredients or products or our industry in general could harm our reputation and adversely affect our results of operations.

Brand Recognition and Customer Loyalty

In recent years, there has been growing demand in China for premium infant formula products due to increasing consumer awareness of brand image and nutritional value of the products offered by leading producers. Although the market is still highly competitive, we believe that companies with strong national brands and customer loyalty will increasingly capture market share from regional brands with less brand recognition. Moreover, we believe brand recognition and customer loyalty are predominantly influenced by customer perceptions of the quality and safety of branded products. We believe the recent melamine contamination incident involving 22 infant formula producers have increased the importance of consumer perceptions of quality and safety and the need to maintain and increase brand recognition and customer loyalty.

Competition and Market Position

While China’s infant formula market is expected to grow significantly, competition is intense. The market has become highly fragmented in recent years as an increasing number of infant formula producers have entered the market. Based on CIC data, in 2008, there were over 30 companies selling infant formula in China. We face significant competition from domestic and multinational producers. A small number of multinational players enjoy significant market share in China, particularly in the more affluent major urban areas, based on greater brand name recognition among Chinese consumers. In addition, competition from domestic producers has become more intense in recent years, especially from large national milk companies, such as Yili, Yashili, Beingmate and Feihe, that have entered the infant formula market.

We focus on developing and marketing premium products for the infant formula market in China. By leveraging our focused marketing strategy, our brand name and our sales and marketing infrastructure, we have been able to sell infant formula products to consumers in China’s small to mid-size cities and rural areas and are perceived to deliver premium quality that justifies our premium prices. This strategy has allowed us to maintain and improve our market share in our primary markets.

Product Offering and Pricing

Infant formula has been, and is expected to remain, our primary product. Due to rising economic affluence in China, infant formula products have become more affordable, resulting in the rapid growth of the overall market for infant formula in China. Despite the recent rapid growth, we believe much of the market is still underserved with respect to infant formula. We believe this growth in demand will help drive sales for many PRC infant formula producers, but companies with strong brand loyalty and extensive distribution networks in China will have greater ability to capitalize on such growth as well as to increase prices and pass on higher raw material costs to customers. This can be accomplished through launching higher-priced new infant formula product lines (such as our Super infant formula products) or re-launching older product lines with higher prices and improved product features (such as our U-Smart infant formula products).

EXHIBIT 99.1

Raw Material Supply and Prices

The per unit costs of producing our infant formula are subject to the supply and price volatility of raw milk and other raw materials, which are affected by the PRC and global markets. For example, raw milk prices are affected by factors such as geographic location, fluctuations in production and competition. Historically, we have been able to meet our raw milk supply needs by building our processing facilities close to our milk suppliers and by maintaining long-term business relationships with milk collection stations. Since the melamine contamination incident, we have been using imported milk powder for our Super, U-Smart and Helanruniu or Holsteina series products. This has led to a significant reduction in our raw milk procurement.

Although we have not used as much raw milk in the aftermath of the melamine incident, increases in the price of raw milk, milk powder and whey protein powder would negatively impact our gross margins if we are not able to offset such price increases through increases in our selling price or change in product mix. However, a significant drop in milk powder prices may also adversely affect our business and cause us to face inventory write-down as we currently continue to produce large amount of milk powder domestically for commercial resale. See Part I - Item 1A. Risk Factors—Risks Related to Our Business—We might face inventory write-down if milk power inventory continues to increase and milk powder prices continue to decline.

Advertising and Sales Promotion Costs

We have historically relied on our extensive distribution network, our consumer education programs and customer relation services to market and sell our products. We substantially increased our television advertising expenditures during the fiscal year ended March 31, 2009 as part of our strategy of improving brand recognition on a national level and to promote our premium products. We intend to continue to spend significant amounts on national advertising and promotion efforts. In the aftermath of the melamine contamination incident, we also intensified our efforts to improve our corporate image and brand name and to recover our lost market share.

EXHIBIT 99.1

TAXATION

We file separate tax returns in the United States and China. Income taxes of our subsidiaries are calculated in accordance with taxation principles currently effective in the PRC. For Synutra Illinois and Synutra Delaware, applicable U.S. tax laws are followed.

On March 16, 2007, the National People’s Congress of the PRC approved and promulgated a new tax law, which took effect beginning January 1, 2008. The Company’s PRC subsidiaries then measure and pay enterprise income tax pursuant to the new tax law. Under the new tax law, foreign investment enterprise and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period from its effective date for those enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate under the then effective tax laws or regulations.

We operate under tax holidays in PRC, which are effective through December 2012. The impact of these tax holidays decreased PRC taxes by $3.2 million, $14.0 million and $5.2 million for fiscal year 2009, 2008 and 2007, respectively. The benefit of the tax holidays on net income per share was $0.06, $0.26 and $0.10 for fiscal year 2009, 2008 and 2007, respectively.

Some of the Company's PRC subsidiaries are eligible under the transition rules to continue enjoying tax holidays or reduced tax rate until expiration. The following table illustrates the applicable tax rate and tax holidays of major PRC subsidiaries under the new EIT Law:

	Statutory Tax Rate
Name of Subsidiaries	Beginning January 1, 2008	Tax Holiday (based on calendar year)
Shengyuan Nutritional Food Co., Ltd.	25%	2 years tax free (2004, 2005); 12% (2006, 2007); 12.5% (2008)
Qingdao Shengyuan Dairy Co., Ltd.	25%	No tax holiday
Heilongjiang Mingshan Dairy Co., Ltd.	25%	2 years tax free (2006, 2007); 3 years tax at 12.5% (2008-10)
Zhangjiakou Shengyuan Dairy Co., Ltd.	25%	2 years tax free (2006, 2007); 3 years tax at 12.5% (2008-10)
Inner Mongolia Shengyuan Food Co., Ltd.	25%	2 years tax free (2008, 2009); 3 years tax at 12.5% (2010-12)
Inner Mongolia Mengyuan Food Co., Ltd.	25%	No tax holiday
Meitek Technology (Qingdao) Co., Ltd.	25%	2 years tax free (2008, 2009); 3 years tax at 12.5% (2010-12)
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	25%	No tax holiday
Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	25%	No tax holiday

Substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries described above. The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries but this treatment will depend on our status as a non-resident enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see Part-I - Item 1A. Risk Factors — Risks Associated with Doing Business in China — Under China's New EIT Law, we may be classified as a ‘resident enterprise’ of China. This classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Each of our PRC subsidiaries files stand-alone tax returns and we do not file a consolidated tax return.

EXHIBIT 99.1

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our financial statements in accordance with US GAAP. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue

We recognize revenue when title and risk and rewards for the products are transferred to the customer, price is fixed and determinable and collectability is reasonably assured. At the time of the sale, we also record estimates for a variety of sales deductions, including value added taxes, rebates, discounts and incentives, trade promotions and product returns. Sales deductions are reported as a reduction of revenue. Most of our nutritional product sales are made through distributors. Our revenue arrangements with most of our distributors require distributor advance payment prior to any shipment and delivery of goods by us to such distributors. Under this distributor arrangement, evidenced by purchase order together with advance payment, sales revenue is realized and earned upon acceptance of delivery of products by the distributors. We apply this revenue recognition policy uniformly to all nutritional products, including all dairy-based pediatric and adult nutritional products.

A small fraction of our nutritional product sales are through supermarket retailers directly. Our revenue arrangement with some of these retailers includes right of return clause. Our price to the supermarkets is fixed. The supermarkets’ obligation to us would not be changed in the event of theft or physical destruction or damage of the product. We recognize revenue when the supermarkets have paid us, or the supermarkets are obligated to pay us and the obligation is not contingent on resale of the product. The amount of future returns are estimated and recognized in the current period.

Our gross sales are subject to various deductions, primarily comprised of rebates and discounts to distributors and retailers. These deductions represent estimates of the related obligations, requiring the use of judgment when estimating the impact of these sales deductions on gross sales for a reporting period. We report these adjustments as a reduction of gross sales to arrive at net sales.

•
We offer rebates to distributors and supermarket retailers to sustain and increase our product market share. These rebate programs provide that distributors and supermarket retailers receive a rebate after attaining certain performance parameters relating to product purchases, formulary status and/or pre-established market share milestones relative to competitors. Since rebates are contractually agreed upon, we estimate rebates based on the specific terms in each agreement, historical experience, anticipated reimbursement channel mix and product growth rates. We consider the sales performance of products subject to rebates and other contract discounts and adjust the provision periodically to reflect actual experience. Actual amount may differ if the level of redemption rates and performance vary from estimates. The Company records rebates as a reduction of revenues in the year in which these programs are offered.

•
We record a provision for estimated sales returns due to package damage, merchandise slow moving at certain retail customer shelf, and termination of distributorships, which we estimate through a comparison of historical return data to related sales. We use historical rates of return and adjust for known or expected changes in the marketplace when appropriate. The sales return amount represents management’s best estimates based on the available information at the time of estimate is made.

•
For product sales and promotions at supermarkets and shopping malls, certain expenses in relation to shelf display, end-cap placement, bar-coding, banner advertising, etc. are paid to supermarkets and shopping mall operators. These expenses are deducted from revenues in accordance with EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product).”

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts primarily based on the age of receivables and factors surrounding the credit risk of specific customers. We regularly review the recoverability and age of our trade receivables. If there is a deterioration of customers' creditworthiness or actual defaults are higher than our historical experience, we will provide additional allowances.

Inventories

Our inventories are stated at the lower of cost or net realizable value. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demands and market conditions. If actual market conditions are less favorable than those projected by management, inventory write-downs may be required. We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends, and record write-down against the cost of inventories for a decline in net realizable value. Inventory write-down charges establish a new cost basis for inventory. In estimating obsolescence, we utilize our backlog information and project future demand. Market conditions are subject to change and actual consumption of inventories could differ from forecasted demand. Furthermore, the price of raw milk, our primary raw material, is subject to fluctuations based on global supply and demand. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required. Our management continually monitors the changes in the purchase price paid for raw milk. Our products have a limited life cycle and obsolescence has not historically been a significant factor in the valuation of inventories given our inventory turnover

Accounting for Warrants

In April 2007, we issued warrants to purchase 400,000 shares of common stock to ABN as part of certain financing arrangements with ABN. The fair value of the warrants was approximately $2.7 million at the date of grant, estimated using the Black-Scholes-Merton option pricing model. Determining the fair value of the warrant charge requires us to make highly subjective assumptions, including expected contractual life of the warrants and the price volatility of the underlying shares. We estimate stock price volatility based on our historical volatility of stock. The assumptions used in calculating the fair value of the warrants represent our management’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment.

EXHIBIT 99.1

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

Our tax rate is based on expected income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. For interim financial reporting, we estimate the annual tax rate based on projected taxable income for the full year and record a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process often results in a change to our expected effective tax rate for the year. When this occurs, we adjust the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment is required in determining our effective tax rate and in evaluating its tax positions.

In accordance with SFAS No. 109, “Accounting for Income Taxes,” we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets represent items to be used as a tax deduction or credit in future tax returns for which we have already properly recorded the tax benefit in the income statement. At least quarterly, we assess the likelihood that the deferred tax asset balance will be recovered from future taxable income. We take into account such factors as prior earnings history, expected future earnings, carry-back and carry-forward periods, and tax strategies that could potentially enhance the likelihood of a realization of a deferred tax asset. To the extent recovery is unlikely, a valuation allowance is established against the deferred tax asset and increasing our income tax expense in the year such determination is made.

APB Opinion No. 23, “Accounting for Income Taxes, Special Areas,” does not require U.S. income taxes to be provided on foreign earnings when such earnings are indefinitely reinvested offshore. We periodically evaluate our investment strategies with respect to each foreign tax jurisdiction in which we operate to determine whether foreign earnings will be indefinitely reinvested offshore and, accordingly, whether U.S. income taxes should be provided when such earnings are recorded. As of March 31, 2009, we believed all earnings generated in China would be permanently reinvested and as a result, we did not record any income taxes on such earnings.

We adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48) effective April 1, 2007. In accordance with FIN 48, we recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. Our liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. Our effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. As of March 31, 2009, we had recorded FIN 48 liabilities of $964,000 for our PRC subsidiaries.

We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. For the fiscal year ended March 31, 2009, the unrecognized tax benefit did not change significantly and the amount of interest and penalties related to uncertain tax position is immaterial.

EXHIBIT 99.1

Product Recall

We establish a reserve for product recall on a product-specific basis when circumstances giving rise to the recall become known. Facts and circumstances related to the recall, including where the product affected by the recall or withdrawal is located (e.g., with consumers, in customers’ inventory, or in the Company’s inventory), the expected product return rates by our distributor and end-customers, cost estimates for shipping and handling for returns and estimated replacement costs are considered when establishing a product recall reserve. These factors are updated and reevaluated each period and the related reserves are adjusted when these factors indicate that the recall reserve is either not sufficient to cover or exceeds the estimated product recall expenses.

Impairment of Goodwill and Indefinite Lived Intangible Assets

We account for goodwill and intangible assets with indefinite lives in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142. SFAS No. 142 states that goodwill and intangible assets with indefinite lives are not amortized, but are instead reviewed for impairment annually (or more frequently if impairment indicators arise). We conduct our annual impairment testing on March 31 to determine if we will be able to recover all or a portion of the carrying value of goodwill and intangible assets with indefinite lives.

The application of the impairment test requires judgment, including the identification of reporting units, assignments of assets and liabilities to reporting units and the determination of the fair value of each reporting unit. Further, the impairment test involves the use of accounting estimates and assumptions related to future operating results. Consistent with the requirements of SFAS No. 142, the fair values of our reporting units are generally based on discounted cash flow projections that are believed to be reasonable under current and forecasted circumstances, the results of which form the basis for making judgments about carrying values of the reported net assets of our reporting units.

We will continue to closely monitor the 2010 results and projections for our reporting units and the economic conditions of the product end-markets. Any significant change in market conditions and estimates or judgments could give rise to impairment in the period that the change becomes known.

Prior to performing the goodwill impairment testing process for a reporting unit under SFAS 142, if there is reason to believe that other non-goodwill related intangible assets may be impaired, these other intangible assets must first be tested for impairment under SFAS No. 142 or SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS No. 144. Assets governed by SFAS No. 144 require a recoverability test for impairment whereby the gross undiscounted cash flows are determined specific to the asset. For non-goodwill related intangible assets with indefinite lives, a fair value determination is made. If the carrying value of the asset exceeds the fair value, then impairment occurs. The carrying values of these assets are impaired as necessary to provide the appropriate carrying value for the goodwill impairment calculation.

These impairment tests also involve the use of accounting estimates and assumptions believed to be reasonable, the results of which form the basis for our conclusions. Significant changes to these estimates and assumptions could adversely impact our conclusion to these impairment tests.

No goodwill or indefinite lived intangible assets have been impaired during any of the periods presented.

EXHIBIT 99.1

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, our consolidated statements of operations and certain other information, each expressed as a percentage of net sales.

	Fiscal Years Ended March 31,
	2009		2008		2007
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
	(in thousands)
Net sales	$312,528	100.0%	$362,090	100.0%	$216,605	100.0%
Cost of sales	259,086	82.9%	175,568	48.5%	109,900	50.7%
Gross profit	53,442	17.1%	186,522	51.5%	106,705	49.3%

Selling and distribution expenses	44,178	14.1%	34,449	9.5%	25,561	11.8%
Advertising and promotion expenses	115,478	36.9%	76,388	21.1%	52,322	24.2%
General and administrative expenses	25,455	8.1%	16,013	4.4%	7,031	3.2%
Other operating income, net	5,790	1.9%	1,492	0.4%	1,109	0.5%
Income (loss) from operations	(125,879)	-40.3%	61,164	16.9%	22,900	10.6%
Interest expense	4,857	1.6%	6,354	1.8%	1,896	0.9%
Interest income	341	0.1%	1,801	0.5%	356	0.2%
Other income (expense), net	(580)	-0.2%	(3,084)	-0.9%	110	0.1%
Income (loss) before provision (benefit) for income tax	(130,975)	-41.9%	53,527	14.8%	21,470	9.9%
Provision (benefit) for income tax	(30,386)	-9.7%	7,855	2.2%	1,596	0.7%
Net income (loss)	(100,589)	-32.2%	45,672	12.6%	19,874	9.2%
Net income (loss) attributable to the noncontrolling interests	(40)	-0.0%	11	0.0	—	—%
Net income (loss) attributable to Synutra International, Inc.	$(100,549)	-32.2%	$45,661	12.6%	$19,874	9.2%

EXHIBIT 99.1

FISCAL YEAR ENDED MARCH 31, 2009 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2008

Net Sales

Net sales for the fiscal year ended March 31, 2009 decreased by 13.7% to $312.5 million from $362.1 million for the prior fiscal year. This decrease in net sales was mainly due to the significant product recall and decrease in sales which resulted from the melamine contamination incident, partially offset by the increases in volume and average selling price before the melamine contamination incident.

Powdered formula segment

Net sales of our powdered formula products, including infant milk formula and other powdered formula products for children and adults under our Super, U-Smart, Mingshan and Helanruniu brand names, accounted for 91.1% of our total sales for the fiscal year ended March 31, 2009. Net sales of our powdered formula products for the fiscal year ended March 31, 2009 decreased by 11.3% to $284.8 million from $321.1 million for the prior fiscal year, primarily as a result of the following factors:

●
Sales volume of powdered formula products decreased by 26.5% to 30,383 tons for the fiscal year ended March 31, 2009 from 41,359 tons for the prior fiscal year, due primarily to a slow-down in sales activities in the second half of September to March 2009 following the melamine contamination incident, partially offset by a significant business growth experienced in the months from April to August, 2008.

●
The average selling price of our powdered formula products for the fiscal year ended March 31, 2009 increased by 20.7% to $9,374 per ton from $7,764 per ton for the prior fiscal year. This increase in average selling price was a combined result of a greater proportion of higher-priced products in our product mix and an increase of our sales price in August 2008.

Baby food segment

We acquired the prepared baby food business from Huilian in October 2008. The business began to generate sales for us in March 2009, and we are currently in the process of providing shipments of prepared baby food to be placed in stores. Our nutritional snack business was still in its pre-operations stage and hence did not have sales for the fiscal year ended March 31, 2009. We plan to begin its operations in late 2009.

Nutritional ingredients and supplements segment

Net sales of nutritional ingredients and supplements segment for the fiscal year ended March 31, 2009 was $3.4 million, representing basically all inter-segment sales of nutritional ingredients, such as microencapsulated DHA and ARA, which were used in the production of powdered infant formula products. We did not have any net sales in the fiscal year ended March 31, 2008 as the nutritional ingredients and supplements segment had not begun its operations by March 31, 2008.

EXHIBIT 99.1

Cost of Sales

Cost of sales for the fiscal year ended March 31, 2009 increased by 47.6% to $259.1 million from $175.6 million for the prior fiscal year. The increase in the cost of sales is due primarily to the increase of product recall related cost, partially offset by a decrease in the sales volume of our powdered formula products.

Powdered formula segment

Cost of sales for the powdered formula products for the fiscal year ended March 31, 2009 increased by 64.7% to $234.5million from $142.4 million for the prior fiscal year. The increase in the cost of sales is due primarily to increase of product recall related cost, partially offset by a decrease in the sales volume of our powdered formula products. The portion of the product recall cost, which has been recognized in cost of sales for the fiscal year ended March 31, 2009, was $96.6 million, reflecting the cost of recalled products of $48.1 million and the write-down and write-off of affected inventory of $48.5 million. The sales volume of powdered formula products sold for the fiscal year ended March 31, 2009 decreased by 10,976 tons as compared to the prior fiscal year.

Baby food segment

We acquired the prepared baby food business from Huilian in October 2008. The business began to generate sales for us in March 2009 and we are currently in the process of providing shipments of prepared baby food to be placed in stores. Our nutritional snack business was still in its pre-operations stage and hence did not have cost of sales for the fiscal year ended March 31, 2009. We plan to begin its operations in late 2009.

Nutritional ingredients and supplements segment

Cost of sales of nutritional ingredients and supplements segment for the fiscal year ended March 31, 2009 was $3.2 million, representing basically all cost of inter-segment sales of nutritional ingredients such as microencapsulated DHA and ARA which are used in the production of infant powdered formula products. We did not have any cost of sales in the fiscal year ended March 31, 2008 as the nutritional ingredients and supplements segment had not begun its operations by March 31, 2008.

Gross Profit and Gross Margin

As a result of the foregoing, gross profit for the fiscal year ended March 31, 2009 decreased by 71.4% to $53.4 million from $186.5 million for the prior fiscal year. Gross profit for our powdered formula products for the fiscal year ended March 31, 2009 decreased by 71.9% to $50.3 million from $178.7 million for the prior fiscal year due primarily to the significant costs in relation to product recall including the cost of recalled products and the write-down and write-off of affected inventory, and due also to decreased sales in the last three fiscal quarters following the melamine contamination incident. Gross profit for our baby food segment and nutritional ingredients and supplements segment for the fiscal year ended March 31, 2009 were $0.2 million and nil, respectively.

Our overall gross margin decreased to 17.1% for the fiscal year ended March 31, 2009 from 51.5% for the prior fiscal year. Our gross margin for powdered formula products was 17.7% for the fiscal year ended March 31, 2009, as compared to 55.7% for the prior fiscal year. The decrease in our gross margin for powdered formula products was primarily due to the significant cost of the product recall and increased free products offered to our customers in the aftermath of the melamine contamination incident, partially offset by an increase in the proportion of sales of our higher margin infant formula products. Our gross margin for baby food segment and nutritional ingredients and supplements segment for the fiscal year ended March 31, 2009 were 5.8% and nil, respectively.

EXHIBIT 99.1

Selling and Distribution Expenses

Selling and distribution expenses for the fiscal year ended March 31, 2009 increased by 28.5% to $44.2 million from $34.4 million for the prior fiscal year. This increase was primarily due to an increase in compensation expenses for our sales force, an increase in travel and communication expenses and the freight charges relating to product recall and replacement. Total compensation for our sales force for the fiscal year ended March 31, 2009 increased by 49.7% to $21.7 million from $14.5 million for the prior fiscal year. This increase was primarily due to the compensation paid to the field promoters (nutrition consultants), who were previously paid by our distributors on commission basis, during the months of October to December 2008 following the melamine contamination incident. We took up such expenses in order to retain the services of these field promoters as their commission based salaries decreased significantly during this period. In addition, the increase in the number of sales staff to 2,997 as of March 31, 2009 from 2,780 as of March 31, 2008 also contributed to the increase in compensation expense relating to our sales force. Travel and communication expenses for the fiscal year ended March 31, 2009 increased by 69.0% to $7.1 million from $4.2 million for the prior fiscal year, due mainly to the expansion of our business. The freight charges of $2.6 million relating to product recall and replacement also contributed to the increase in selling and distribution expenses.

Advertising and Promotion Expenses

Advertising and promotion expenses for the fiscal year ended March 31, 2009 increased by 51.2% to $115.5 million from $76.4 million for the prior fiscal year. Advertising expenses for the fiscal year ended March 31, 2009, which accounted for 63.0% of total advertising and promotion expenses, increased by 140.3% to $72.8 million from $30.3 million for the prior fiscal year, due primarily to our intensified efforts to improve our corporate image and brand name and to recover our lost market share following the melamine contamination incident. Promotion expenses for the fiscal year ended March 31, 2009, which accounted for 37.0% of total advertising and promotion expenses, decreased by 7.4% to $42.7 million from $46.1 million for the prior fiscal year.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2009 increased by 59.4% to $25.5 million from $16.0 million for the prior fiscal year. The increase in general and administrative expenses was primarily due to a net contribution of $2.3 million made to the compensation fund set up by China Dairy Industry Association for the settlement of existing and potential claims in China from families of infants affected by melamine contamination, an increase of $2.6 million in salary and social insurance as result of the increased headcount, an increase of $1.7 million in rental expenses for new office space, partially offset by a decrease of $1.0 million in legal and professional expenses associated with our cancelled public offering.

Other operating income, net

Other operating income for the fiscal year ended March 31, 2009 increased by 286.7% to $5.8 million from $1.5 million for the prior fiscal year. The increase in other operating income was primarily due to a grant received from local government in recognition of our significant contribution to the local economy.

Interest Income

Interest income for the fiscal year ended March 31, 2009 decreased to $0.3 million from $1.8 million for the prior fiscal year due to significant decrease in our cash and cash equivalent balances.

Interest Expense

Interest expense for the fiscal year ended March 31, 2009 decreased to $4.9 million from $6.4 million for the prior fiscal year, due primarily to the amortization of debt discount associated with the issuance of warrants to ABN which amounted to $2.6 million in the fiscal year ended March 31, 2008, which was offset by the increased interest expenses due to significant borrowing after the melamine contamination incident in the fiscal year ended March 31, 2009.

Provision (benefit) for Income Tax

As a result of the net loss arising primarily from the cost of the product recall, we recorded an income tax benefit of $30.4 million for the fiscal year ended March 31, 2009, as compared to an income tax expense of $7.9 million for the fiscal year ended March 31, 2008. Our effective tax rate increased to 23.2% for the fiscal year ended March 31, 2009 from 14.7% for the prior fiscal year. This increase in our effective income tax rate was primarily due to the expirations of tax holidays enjoyed by certain subsidiaries in China.

Net Income (Loss) Attributable to Synutra International, Inc.

As a result of the foregoing, net loss attributable to Synutra International, Inc. for the fiscal year ended March 31, 2009 was $100.5 million, as compared to net income of $45.7 million for the prior fiscal year.

EXHIBIT 99.1

FISCAL YEAR ENDED MARCH 31, 2008 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2007

Net Sales

Net sales for the fiscal year ended March 31, 2008 increased by 67.2% to $362.1 million from $216.6 million for the prior fiscal year. This increase in net sales was a result of an increase in volume of products sold and an increase in average selling price. The increase in the volume of products sold was partly driven by the growth of the infant formula market in China and increased market awareness for our products as a result of our marketing initiatives. These marketing initiatives were built around a TV advertising campaign that started in September 2006, which was enhanced by continued targeted sales and promotional activities at the store level.

Powdered formula segment

 Net sales of our powdered formula products, including infant formula and other nutritional products for children and adults under our Super, U-Smart, U-Strong, and National Standards sub-brands, accounted for 88.7% of our total sales for the fiscal year ended March 31, 2008. Net sales of our powdered formula products for the fiscal year ended March 31, 2008 increased by 91.7% to $321.1 million from $167.5 million for the prior fiscal year, primarily as a result of the following factors:

•	Sales volume of powdered formula products increased by 48.0% to 41,359 tons for the fiscal year ended March 31, 2008 from 27,942 tons for the prior fiscal year.

•
The average selling price of our powdered formula products for the fiscal year ended March 31, 2008 increased by 29.5% to $7,764 per ton from $5,995 per ton for the prior fiscal year. This increase in average selling price was primarily due to an increase in sales of Super infant formula products, which resulted in a greater proportion of higher-priced products in our product mix, and a substantial increase in the average selling price for our U-Smart infant formula products resulted primarily from our introduction of U-Smart Gold Package.

Baby food segment and Nutritional ingredients and supplements segment

Baby food segment and nutritional ingredients and supplements segment had not began their operations by March 31, 2008.

Cost of Sales

Cost of sales for the fiscal year ended March 31, 2008, including purchases from third-party producers, increased by 59.8% to $175.6 million from $109.9 million for the prior fiscal year. The increase in cost of sales was due to an increase in the cost of sales for our powdered formula products.

Powdered formula segment

Cost of sales for the powdered formula products for the fiscal year ended March 31, 2008 increased by 118.4% to $142.4 million from $65.2 million for the prior fiscal year. The increase of 13,417 tons of powdered formula products sold for the fiscal year ended March 31, 2008 as compared to the prior fiscal year was the primary reason for the increase in cost of sales. The increase in unit prices of raw materials (principally raw milk and whey protein powder) for the fiscal year ended March 31, 2008 as compared to the prior fiscal year also contributed to the increase in our cost of sales. To a lesser extent, our increase in cost of sales for the fiscal year ended March 31, 2008 was also due to the increase in the percentage of premium products sold.

Baby food segment and Nutritional ingredients and supplements segment

Baby food segment and nutritional ingredients and supplements segment had not began their operation by March 31, 2008.

EXHIBIT 99.1

Gross Profit and Gross Margin

As a result of the foregoing, gross profit for the fiscal year ended March 31, 2008 increased by 74.8% to $186.5 million from $106.7 million for the prior fiscal year. Gross profit for our powdered formula products for the fiscal year ended March 31, 2008 increased by 74.7% to $178.7 million from $102.3 million for the prior fiscal year.

Our gross margin increased to 51.5% for the fiscal year ended March 31, 2008 from 49.3% for the prior fiscal year. Our gross margin for powdered formula products was 55.7% for the fiscal year ended March 31, 2008, as compared to 61.1% for the prior fiscal year. Our overall gross margin increased primarily due to an increase in the proportion of sales of our powdered formula products, which had a higher margin than our other products. The decrease in the gross margin of our powdered formula products was primarily due to rising raw material costs, which was partially offset by a significant increase in the proportion of sales of our higher margin infant formula products. The gross margin of our powdered formula products was also negatively impacted by the increased supermarket/shopping mall related expenses, such as end-cap placement costs and admission fees, which are recoded as reduction of revenue, due to our rapid expansion into supermarkets/shopping malls.

Selling and Distribution Expenses

Selling and distribution expenses for the fiscal year ended March 31, 2008 increased by 34.8% to $34.4 million from $25.6 million for the prior fiscal year. This increase was primarily a result of increased compensation expenses for our sales force, and an increase in shipping and handling expenses as well as travel expenses, partially offset by a decrease in entertainment, event and communication expenses. Total compensation for our sales force for the fiscal year ended March 31, 2008 increased by 58.7% to $14.5 million from $9.2 million for the prior fiscal year. This increase was primarily due to the continuation of our targeted sales incentive programs. In addition, the increase in the number of sales staff to 2,780 as of March 31, 2008 from 2,050 as of March 31, 2007 also contributed to the increase in compensation expense relating to our sales force. As a result of increases in sales and business activities, shipping and handling expenses for the fiscal year ended March 31, 2008 increased by 67.5% to $6.7 million from $4.0 million for the prior fiscal year, generally in proportion to the increase in sales. Travel expenses for the fiscal year ended March 31, 2008 increased by 48.0% to $2.9 million from $2.0 million for the prior fiscal year.

Advertising and Promotion Expenses

Advertising and promotion expenses for the fiscal year ended March 31, 2008 increased by 46.0% to $76.4 million from $52.3 million for the prior fiscal year, due to increased nationwide TV advertising and promotional activities at the store level, such as offering promotional products and organizing promotional events. Advertising expenses for the fiscal year ended March 31, 2008 , which accounted for 39.7% of total advertising and promotion expenses, increased by 84.8% to $30.3 million from $16.4 million for the prior fiscal year. Promotion expenses for the fiscal year ended March 31, 2008, which accounted for 60.3% of total advertising and promotion expenses, increased by 28.1% to $46.1 million from $36.0 million for the prior fiscal year.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2008 increased by 127.7% to $16.0 million from $7.0 million for the prior fiscal year, primarily as a result of increased legal and professional fees and costs for staff salaries and office expenses. Legal and professional fees for the fiscal year ended March 31, 2008 increased by 435.6% to $4.8 million from $0.9 million for the prior fiscal year due to increased corporate transactions. Staff salaries and social insurance for the fiscal year ended March 31, 2008 increased by 93.1% to $4.6 million from $2.4 million for the prior fiscal year, primarily due to increased corporate headcount and average salary levels. Office expenses for the fiscal year ended March 31, 2008 increased by 210.0% to $1.5 million from $0.5 million for the prior fiscal year, primarily due to the addition of subsidiaries and expansion of operations.

Other operating income, net

Other operating income for the fiscal year ended March 31, 2008 increased by 36.4% to $1.5 million from $1.1 million for the prior fiscal year.

EXHIBIT 99.1

Interest Income

Interest income for the fiscal year ended March 31, 2008 increased to $1.8 million from $0.4 million for the prior fiscal year due to significant increases in our cash and cash equivalent balances.

Interest Expense

Interest expense for the fiscal year ended March 31, 2008 increased to $6.4 million from $1.9 million for the prior fiscal year, due primarily to borrowings from ABN, and the amortization of debt discount associated with the issuance of warrants to ABN.

Provision for Income Tax

The provision for income taxes, which is computed on an individual legal entity basis, was $7.9 million and $1.6 million for the fiscal years ended March 31, 2008 and 2007, respectively. Our effective tax rate increased to 14.7% for the fiscal year ended March 31, 2008 from 7.4% for the prior fiscal year. This increase in our effective income tax rate was due to the expiration of a tax holiday enjoyed by Zhangjiakou Shengyuan, and the provision for unrealizable deferred tax assets for our operations.

Net Income Attributable to Synutra International, Inc.

As a result of the foregoing, net income attributable to Synutra International, Inc. for the fiscal year ended March 31, 2008 increased by 129.8% to $45.7 million from $19.9 million for the prior fiscal year.

EXHIBIT 99.1

LIQUIDITY AND CAPITAL RESOURCES

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  As a result of the melamine incident and the related product recall, we have experienced significant operating losses and negative cash flows from operations for the fiscal year ended March 31, 2009.  As of March 31, 2009, we had a working capital deficit of approximately $80.4 million. In addition, we have not been in compliance with certain covenants in our New ABN loan agreement as of March 31, 2009.  We are attempting to renegotiate the terms and covenants of the New ABN loan agreement.  As a result of the occurrence of these recent economic events, the ensuing operating losses and negative cash flows and our failure to meet our debt covenants, substantial doubts have been raised about our ability to continue as a going concern.  We are currently in the process of evaluating funding alternatives including seeking refinancing of certain short-term loans from PRC banks.   The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We intend to seek to overcome any substantial doubt concerning our ability to continue as going concern by continuing to pursue our strategic operating goals for enhanced profitability and by obtaining new debt and/or equity financing.   Any substantial doubt about our ability to continue as a going concern could also affect our relationship with our trade suppliers and their willingness to continue to conduct business with us on terms consistent with historical practice. These suppliers might respond to an apparent weakening of our liquidity position and to address their own liquidity needs may request faster payment of invoices, new or increased deposits or other assurances.  If this were to happen, our need for cash would be intensified and we might be unable to make payments to our suppliers as they become due.

The recent melamine contamination incident has significantly impacted our liquidity. Since the damage to our reputation caused by the melamine contamination incident will take time to recover, the net sales of our powdered formula products were negatively impacted in the fiscal year ended March 31, 2009. In the meantime, we incurred substantial cash outflow for the purchase of raw materials and for operating expenses.

Accordingly, we have had discussions with local banks to obtain short term financing to support our operational needs. As of March 31, 2009, we had short-term borrowings from local banks of $182.6 million with a weighted average interest rate of 4.1%. The loans were secured by the pledge of certain fixed assets held by the Company’s subsidiaries, pledge of land use right in Qingdao, China and pledge of cash deposits which was recorded as restricted cash.  The maturity dates of the short term loans from local banks outstanding at March 31, 2009 range from April 2009 to March 2010. As of the date of the filing of this 10-K, all outstanding short-term loans that have become due have been repaid. As of March 31, 2009, we have unsecured long-term borrowing from local banks of $8.8 million maturing in March 2011 with an interest rate of 5.4%. In addition to the loans from local banks, we also borrowed from related parties short term loans amounting to $7.5 million with a weighted average interest rate of 7.8% to finance our acquisition of the Helanruniu trademarks and to support our normal operating needs. The maturity dates of the short term loans outstanding from related parties at March 31, 2009 are in October 2010. As of March 31, 2009, we are not able to meet the financial covenants of the ABN loan and hence it was reclassified to current liabilities since we considered this debt callable by the bank. As of the date of the filing of this 10-K, the waiver has not been granted. Prior to the melamine contamination incident, cash generated from our operating activities were sufficient for normal operating needs, and financing from banks was normally related to investing activities such as expansion of our manufacturing plant.

In order to maintain sufficient funds for our operations, we have postponed the payment of certain accounts payable. The payment terms of accounts payable were usually three months. We negotiated with some suppliers and extended the payment terms.

We do not expect significant cash outflow in relation to the product recall and subsequent replacement for future fiscal quarters other than the cash outflow for the accrued freight charge of $519,000 at March 31, 2009. However, we cannot provide assurance in this regard.

Our cash and cash equivalent balance decreased by $59.7 million to $37.7 million at March 31, 2009, as compared to $97.4 million at March 31, 2008.

EXHIBIT 99.1

The following table sets forth, for the periods indicated, certain information relating to our cash flows:

	Fiscal Years Ended March 31,
	2009	2008	2007
	(in thousands)
Net cash provided by (used in) operating activities	$(109,488)	$38,229	$14,766

Net cash used in investing activities	(127,287)	(33,096)	(17,908)

Net cash provided by financing activities	174,871	64,731	16,425

Effect of foreign currency translation on cash and cash equivalents	2,215	6,725	1,876

Net cash flow	$(59,689)	$76,589	$15,159

Cash Flows from Operating Activities

Net cash used in operating activities was $109.5 million for the fiscal year ended March 31, 2009, as compared to net cash provided by operating activities of $38.2 million for the prior fiscal year. Net cash used in operating activities for the fiscal year ended March 31, 2009 was mainly due to net loss of $100.6 million, non-cash items not affecting 2009 cash flows of $20.0 million, and an $11.1 million increase in working capital. The changes in working capital for the fiscal year ended March 31, 2009, were primarily related to a $50.9 million increase in inventories due to the increase in goods-in-transit for imported milk powder, a $77.0 million increase in accounts payable due to delayed payment to our suppliers resulting from our tightened liquidity position and payable for goods-in-transit for imported milk powder, a $13.4 million increase in accounts receivable due to our extended credit term to certain distributors, a $5.6 million increase in income tax receivable due to overpaid income tax before the melamine incident, and a $4.5 million increase in product recall provision. In the fiscal year ended March 31, 2009, we spent $238.8 million in purchasing raw materials and other production materials, $33.0 million in staff compensation and social welfare, $33.8 million in other taxes, $197.1 million in selling and distribution, advertising and promotion, and general and administrative expenses, and received $403.8 million from our customers.

Net cash provided by operating activities was $38.2 million for the fiscal year ended March 31, 2008, as compared to net cash provided by operating activities of $14.8 million for the prior fiscal year. Net cash provided by operating activities for the fiscal year ended March 31, 2008 was mainly due to net income of $45.7 million, non-cash items not affecting 2008 cash flows of $5.6 million, partially offset by $13.0 million of negative changes in working capital. The changes in working capital for the year ended March 31, 2008, were primarily related to a $39.1 million increase in inventory, a $5.7 million increase in prepaid expense and other current assets, and a $4.1 million increase in accounts receivable, partially offset by a $9.4 million decrease in due from related parties, a $6.8 million increase in accounts payable, and a $8.1 million increase in other liabilities. The increase in inventory was due to several factors: our increased production and sales, the acquisition of Baoquanling and its inventory, and direct whey protein purchase from Eurosérum in France. Due to the distance of Eurosérum and the longer delivery time, we kept more whey protein inventory in our warehouse and had more whey protein in-transit as our inventory. There were no material policy changes in our credit terms to customers and payment terms to suppliers for the fiscal year ended March 31, 2008. In the fiscal year ended March 31, 2008, we spent $198.4 million in purchasing raw materials and other production materials, $21.7 million in staff compensation and social welfare, $19.7 million in other taxes, $143.5 million in selling and distribution, advertising and promotion, and general and administrative expenses, and received $431.5 million from our customers.

Net cash provided by operating activities was $14.8 million for the fiscal year ended March 31, 2007, mainly due to net income of $19.9 million, non-cash items not affecting 2007 cash flows of $1.9 million, partially offset by $7.1 million of negative changes in working capital. The changes in working capital for the fiscal year ended March 31, 2007 were primarily related to a $3.3 million increase in advances from customers, a $4.1 million increase in deferred revenue, partially offset by a $4.6 million increase in inventory, a $4.0 million increase in accounts receivable, and a $3.1 million increase in amounts due from related parties. The increases in inventory, accounts receivable, and advances from customers primarily resulted from the increase in our sales. The increase in amounts due from related parties primarily resulted from increased prepayment to Honnete for the purchase of whey protein.

EXHIBIT 99.1

Cash Flows from Investing Activities

Net cash used in investing activities was $127.3 million for the fiscal year ended March 31, 2009, as compared to $33.1 million for the prior fiscal year. Cash invested in purchases of property and equipment was $44.9 million and $36.4 million for the fiscal year ended March 31, 2009 and 2008, respectively. This increase in net cash used in investing activities is primarily due to our plant expansion to increase our production capacity prior to the melamine contamination incident, partially offset by the suspension of major investing projects in the aftermath of such event. We expect the suspension will slow down our expansion into the nutritional snack business which we expect to launch in late 2009, but it will not materially affect our production capacity to fulfill our customers’ order requirements. Restricted cash increased by $73.9 million for the fiscal year ended March 31, 2009, as compared to a decrease of $4.2 million for the prior fiscal year due to a significant increase in our bank borrowings. Restricted cash represents cash deposited with banks as security against the issuance of letters of credit for the import of machinery and raw materials and as pledges for certain short-term borrowings.

Net cash used in investing activities was $33.1 million for the fiscal year ended March 31, 2008, as compared to $17.9 million for the prior fiscal year. This was due primarily to our plant expansion to increase our production capacities. Cash invested in purchases of property and equipment was $36.5 million and $21.6 million for the fiscal years ended March 31, 2008, and 2007, respectively. Restricted cash decreased by $4.2 million for the fiscal year ended March 31, 2008, as compared to a decrease of $3.5 million for the prior fiscal year. Restricted cash represents cash deposited with banks as security against the issuance of letters of credit.

Cash Flows from Financing Activities

Net cash provided by financing activities was $174.9 million for the fiscal year ended March 31, 2009. Cash provided by financing activities during the fiscal year ended March 31, 2009 was primarily related to $238.2 million short-term loans from PRC banks in China, $7.5 million loan from related parties, $8.8 million long-term loans from domestic banks in China, offset by $77.3 million repayment of short-term loans from PRC banks and $1.9 million repayment of long-term loans from PRC banks.

Net cash provided by financing activities was $64.7 million for the fiscal year ended March 31, 2008. Cash provided by financing activities during the fiscal year ended March 31, 2008 was primarily related to $65.8 million in the proceeds from the issuance of common stock to Warburg, $60.2 million short-term loans from domestic banks in China and ABN, and a $35.0 million long-term loan from ABN, offset by the repayment of $96.2 million in short-term borrowings from domestic banks in China and ABN.

Net cash provided by financing activities for the fiscal year ended March 31, 2007 was $16.4 million, primarily related to the proceeds from bank loans of $32.6 million, partially offset by the repayment of short-term borrowings of $16.2 million.

EXHIBIT 99.1

Outstanding Indebtedness

On April 19, 2007, the Company entered into a bridge loan agreement with ABN AMRO Bank N.V., Hong Kong branch (“ABN”), in the amount of $35.0 million (the “Bridge Loan Agreement”). The Loan bore interest at the one-month London interbank offered rate for deposits in US dollars plus 2.5% with interest payable on the last day of each month. The Company was required to pay to ABN a commitment fee of 1% on the daily amount of the unused Commitment Amount. The Loans were secured by a pledge of 25,000,000 shares of the Company’s Common Stock owned by Beams Power Investment Limited, a British Virgin Islands company, the capital stock of which is beneficially owned by Liang Zhang, the Chief Executive Officer of the Company. Pursuant to the Loan Agreement, Liang Zhang and Xiuqing Meng, Mr. Zhang’s wife, guaranteed the Company’s obligations thereunder. The principal amount and unpaid accrued interest under the Bridge Loan Agreement were repaid on October 18, 2007.

In addition, pursuant to a USD facility side letter and warrant agreement dated April 19, 2007 between the Company and ABN, the Company was obligated to issue warrants to ABN to purchase up to 400,000 shares of the Company’s common stock (the “Warrant Agreement”). On April 19, 2007 and October 11, 2007, respectively, the Company issued warrants to purchase 200,000 shares of its common stock at $8.84 per share and the remaining 200,000 shares at the same price. All of the warrants may be exercised up to the third anniversary of the completion of a “Qualified Public Offering”, as defined in the Warrant Agreement.

On October 11, 2007, ABN and another lender provided a three year term loan, or the New ABN Loan, to the Company in the aggregate amount of $35 million. The principal amount, and any unpaid accrued interest on the New ABN Loan, will be due on October 11, 2010 and may be prepaid without penalty. The proceeds of the New ABN Loan were used to pay the outstanding principal and accrued interest of a six-month term loan provided to the Company by ABN on April 19, 2007, or the Original ABN Loan. The New ABN Loan bears interest at LIBOR for deposits in U.S. dollars plus 3.5% with interest payable on the last day of each three-month period. The loan is secured by a pledge of 10,000 shares of common stock, or 100% of the outstanding common stock of Synutra Illinois.

The loan agreement for the New ABN Loan provides for mandatory prepayment upon the occurrence of certain events, and contains customary covenants for financings of this type, including restrictions on the incurrence of liens, payment of dividends, and disposition of properties. The loan agreement for the New ABN Loan also contains certain financial covenants, including a requirement to maintain specified leverage and interest coverage ratio, tangible net worth, and indebtedness to tangible net worth ratio. The Company has performed an analysis of the relevant ratios and found that due to the net loss which resulted from the significant costs of the product recall, including inventory write-down and write-off, the Company was not able to meet any of the financial covenant requirements as of March 31, 2009. Further, the Company anticipates that it may have difficulty meeting these financial covenant requirements for the next several fiscal quarters. The Company has requested the lenders to waive these financial covenants for the next several fiscal quarters. The lenders have proposed waiver fee which equals to 0.75% of the aggregate principal amount outstanding and an increase in the interest rate of 200 basis points to LIBOR for deposits in U.S. dollars plus 5.5%. The lenders have also proposed a revised repayment schedule of quarterly amortizations commencing in October 2009 with $5.0 million in October 2009, $5.0 million in January 2010, $10 .0 million in April 2010, $10.0 million in July 2010, and $5.0 million on maturity. Any non-payment would constitute a default, for which the banks have rights to enforce on the existing share pledge. As of the date of the filing of this 10-K, the waiver has not been granted. The Company is currently in discussions with the lenders on the waiver and is unable to predict when, or if the waiver will be granted. Accordingly, the Company has reclassified the outstanding balance of $34.5 million under the loan to current liabilities since the Company considers this debt callable by the bank. The Company may also incur additional expenses in connection with the modification of loan arrangements.

In addition to the New ABN Loan, as of March 31, 2009 and March 31, 2008, the Company had short-term loans from PRC banks in the amount of $182.6 million and $21.2 million, respectively.  The maturity dates of the short term loans outstanding from PRC banks at March 31, 2009 range from April 2009 to March 2010. As of the date of the filing of this 10-K, all outstanding short-term loans that have become due have been repaid. The weighted average interest rate on short-term loans from PRC banks outstanding at March 31, 2009 and March 31, 2008 was 4.1% and 7.08%, respectively. The loans at March 31, 2009 were secured by the pledge of certain fixed assets held by the Company and its subsidiaries, a pledge of the Company’s land use right and pledge of cash deposits. The value of fixed assets pledged was $34.2 million and $18.1 million as of March 31, 2009 and March 31, 2008, respectively.  The value of land use right pledged was $3.4 million and nil as of March 31, 2009 and March 31, 2008, respectively. The value of cash pledged was $66.1million which was recorded in restricted cash and nil as of March 31, 2009 and March 31, 2008, respectively.

As of March 31, 2009 and 2008, the Company had long-term loans which are unsecured debt, from PRC banks in the amount of $8.8 million and $1.9 million, respectively. The maturity date of the loan term loans outstanding from PRC banks at March 31, 2009 is in March 2011. The weighted average interest rate on outstanding long-term loans at March 31, 2009 and 2008 was 5.4% and 3.2%, respectively.

Apart from the short-term loans and long-term loans from banks, the Company also had short term loans from related parties in the amount of $7.5 million and nil as of March 31, 2009 and March 31, 2008 respectively. The maturity dates of the short term loans outstanding from related parties at March 31, 2009 are in October 2010. The balance as of March 31, 2009 included a US dollar loan of $3.9 million and a RMB loan of $3.6 million, and the interest rates were 10.0% and 5.5% respectively. The interest rate of the US dollar loan is benched mark to that of US dollar borrowing from third parties. The outstanding amount under these loans from related parties was $6.6 million as of June 12, 2009.

EXHIBIT 99.1

Tabular Disclosure of Contractual Obligations

Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing and amount of tax and other payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors. In addition, we plan for and measure our liquidity and capital resources through an annual budgeting process.

Below is a table setting forth our contractual obligations as of March 31, 2009:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt and related interest payment obligations	$9,719	$474	$9,245	$—	$—

Capital lease obligations	18,038	—	857	946	16,235

Operating lease obligations	66,880	650	3,368	3,606	59,256

Advertising and purchase of raw materials commitments	19,211	19,211	—	—	—

Capital expenditure commitments	6,004	6,004	—	—	—

Total	$119,852	$26,339	$13,470	$4,552	$75,491

We computed the long-term debt-related interest based on the interest rate as of March 31, 2009.

As of March 31, 2009, our FIN 48 liability was $964,000. We are unable to reasonably estimate the timing of the effective settlement of this tax position.

Capital Expenditures

Our capital expenditures were $44.8 million, $36.4 million and $21.6 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively. Our capital expenditures were mainly used for the expansion of our production plants. In order to meet our immediate working capital needs in the aftermath of the melamine contamination incident, we decided to temporarily postpone projects that were not urgently needed for our operations, such as our baby beverage project and the furnishing of our head office building. Our capital expenditure increased for the fiscal year ended March 31, 2009 due to projects we were undertaking to expand our production capacity prior to the melamine contamination incident. We do not anticipate significant capital expenditure in the next several fiscal quarters. All future capital expenditure plans will be dependent upon our cash position and operating status.

EXHIBIT 99.1

Off-Balance Sheet Arrangements

We have not entered into any guarantee contract or commitments to guarantee the payment obligations of any third parties except for the guarantee issued to the Zhangbei Branch of the Agricultural Bank of China related to various bank loans of $1.1 million to 104 dairy farmers in the Zhangbei area of Hebei Province in China, which was recorded as contingent liability of $0.4 million. Such loans matured on December 15, 2007 but as of March 31, 2009, none of these loans have been repaid. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets. We do not have any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the registrant's own stock and classified in equity in the registrant's statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. We do not have any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) requires an entity to recognize the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. Subsequent changes to the estimated fair value of contingent consideration will be reflected in earnings until the contingency is settled. SFAS No. 141(R) also requires acquisition-related costs and restructuring costs to be expensed as incurred rather than treated as part of the purchase price. The adoption of SFAS No. 141(R) will change our accounting treatment for business combinations for which the acquisition date is on or after April 1, 2009. SFAS 141R amends SFAS 109, “Accounting for Income Taxes,” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141R would also apply the provisions of SFAS 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as required in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We adopted SFAS No.160 on a prospective basis as of the beginning of our 2010 fiscal year. The adoption of SFAS No.160 did not have a significant effect on our consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133.” SFAS No. 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS No. 161 is effective for periods beginning after November 15, 2008. We have not yet determined the impact on its consolidated financial statements of adopting SFAS No. 161.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (FSP FAS 142-3). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets the Company acquires in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited. We expect to adopt FSP FAS 142-3 as of April 1, 2009.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS 162). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. FAS 162 is effective 60 days following SEC approval.

EXHIBIT 99.1

In June 2008, the FASB ratified EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The EITF will be effective for years beginning after December 15, 2008. We are currently evaluating whether the adoption of EITF Issue 07-5 will have a significant effect on its consolidated financial position, results of operations or cash flows.

At the November 24, 2008 meeting, the FASB ratified the consensus reached by the Task Force in Issue No. 08-7: Accounting for Defensive Intangible Assets (EITF 08-7). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of Statement 141(R), to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. We are currently evaluating the impact of this statement on our consolidated financial statements.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, "Subsequent Events" (SFAS No.165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively.

EXHIBIT 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Synutra International, Inc.
Rockville, Maryland

We have audited the accompanying consolidated balance sheets of Synutra International, Inc. and subsidiaries (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income (loss), equity, and cash flows for each of the two years in the period ended March 31, 2009 and related financial statement schedules. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Synutra International, Inc. and subsidiaries at March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respect, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2(A) to the consolidated financial statements, the Company's losses from operations, negative working capital and non-compliance with certain debt covenants raise substantial doubt about its ability to continue as a going concern.  Management's plans concerning these matters are also discussed in Note 11 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, such statements have been adjusted for the retrospective application of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, which was adopted by the Company on April 1, 2009.

As discussed in Note 14 to the consolidated financial statements, effective April 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 15, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 15, 2009, except for Note 2, which is dated as of November 2, 2009

EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders
Synutra International, Inc. and Subsidiaries
Rockville, Maryland

We have audited the accompanying consolidated statements of income, changes in equity, cash flows, and related financial statement schedules included in Schedule I and II of Synutra International, Inc. and Subsidiaries for the year ended March 31, 2007.  These consolidated financial statements and related financial statement schedules are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows of Synutra International, Inc. and Subsidiaries for the year ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

As described more fully in Note 17, the segment information disclosure for the year ended March 31, 2007 has been restated to reflect three reporting segments.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
June 26, 2007 (June 11, 2009 as to the segment information restatement discussed in Note 17)

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value)

	March 31,	March 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$37,736	$97,425
Restricted cash	84,338	9,744
Accounts receivable, net of allowance of $1,452 and $185, respectively	23,826	11,325
Inventories	114,724	61,853
Due from related parties	2,463	—
Deferred tax assets	16,276	1,448
Income tax receivable	1,476	—
Prepaid expenses and other current assets	13,436	10,800
Assets held for sale	—	1,316

Total current assets	294,275	193,911

Property, plant and equipment, net	144,481	85,719
Land use rights, net	6,374	4,496
Intangible assets, net	3,136	—
Goodwill	1,435	—
Deferred tax assets	18,464	2,077
Other assets	4,406	8,115

TOTAL ASSETS	$472,571	$294,318

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$224,647	$21,228
Long-term debt-current portion	—	1,923
Accounts payable	112,968	26,438
Due to related parties	5,172	2,970
Advances from customers	5,448	9,465
Income tax payable	—	4,168
Product recall provision	4,547	—
Other current liabilities	21,925	16,489

Total current liabilities	374,707	82,681
Long-term debt	8,777	34,184
Deferred revenue	4,681	4,559
Capital lease obligations	5,254	—
Other long term liabilities	1,756	1,250

Total liabilities	395,175	122,674

Equity:
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding at March 31, 2009 and 2008, respectively	5	5
Additional paid-in capital	76,607	76,607
Retained earnings (Accumulated deficit)	(23,674)	76,875
Accumulated other comprehensive income	23,921	17,772

Total Synutra common shareholders’ equity	76,859	171,259

Noncontrolling interests	537	385

Total equity	77,396	171,644

TOTAL LIABILITIES AND EQUITY	$472,571	$294,318

The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(in thousands except earnings per share data)

	Year Ended March 31,
	2009	2008	2007
Net sales	$312,528	$362,090	$216,605
Cost of sales	259,086	175,568	109,900

Gross profit	53,442	186,522	106,705

Selling and distribution expenses	44,178	34,449	25,561
Advertising and promotion expenses	115,478	76,388	52,322
General and administrative expenses	25,455	16,013	7,031
Other operating income, net	5,790	1,492	1,109

Income (loss) from operations	(125,879)	61,164	22,900

Interest expense	4,857	6,354	1,896
Interest income	341	1,801	356
Other income (expense), net	(580)	(3,084)	110

Income (loss) before provision for income tax	(130,975)	53,527	21,470
Provision (benefit) for income tax	(30,386)	7,855	1,596

Net income (loss)	(100,589)	45,672	19,874

Net income (loss) attributable to the noncontrolling interests	(40)	11	—

Net income (loss) attributable to Synutra International, Inc.	$(100,549)	$45,661	$19,874

Earnings (loss) per share - basic	$(1.86)	$0.86	$0.40

Earnings (loss) per share - diluted	$(1.86)	$0.85	$0.40

Weighted average common share outstanding - basic	54,001	53,170	50,001
Weighted average common share outstanding - diluted	54,001	53,476	50,001

The accompanying notes are an integral part of the consolidated financial statement.

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(in thousands)

	Common Stock
	Shares	Amount	Additional paid-in capital	Noncontrolling interests	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income	Total shareholders’ equity	Total comprehensive income (loss)
Balance, March 31, 2006	50,001	$5	$8,226	$—	$11,664	$1,056	$20,951
Net income	—	—	—	—	19,874	—	19,874	$19,874
Currency translation adjustment	—	—	—	—	—	1,876	1,876	1,876
Total comprehensive income								$21,750
Balance, March 31, 2007	50,001	$5	$8,226	$—	$31,538	$2,932	$42,701
Issuance of common stock, net of issuance costs of $206	4,000	—	65,794	—	—	—	65,794
Issuance of warrants	—	—	2,587	—	—	—	2,587
Adoption of FIN 48	—	—	—	—	(375)	—	(375)
Acquisition of a subsidiary	—	—	—	363	51	—	414
Net income	—	—	—	11	45,661	—	45,672	$45,672
Currency translation adjustment	—	—	—	11	—	14,840	14,851	14,851
Total comprehensive income								60,523
Less: Comprehensive income attributable to noncontrolling interests								22
Comprehensive income attributable to Synutra International, Inc.								$60,501
Balance, March 31, 2008	54,001	$5	$76,607	$385	$76,875	$17,772	$171,644
Net loss	—	—	—	(40)	(100,549)	—	(100,589)	$(100,589)
Currency translation adjustment	—	—	—	—	—	6,149	6,175	6,149
Other	—	—	—	192	—	—	192
Total comprehensive loss								(94,440)
Less: Comprehensive loss attributable to noncontrolling interests								(40)
Comprehensive loss attributable to Synutra International, Inc.								$(94,400)
Balance, March 31, 2009	54,001	$5	$76,607	$537	$(23,674)	$23,921	$77,396

The accompanying notes are an integral part of the consolidated financial statements.

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2009	2008	2007
Cash flow from operating activities:
Net income (loss)	$(100,589)	$45,672	$19,874
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discount	—	2,733	—
Amortization of debt issuance costs	321	539	—
Depreciation and amortization	7,649	4,646	2,057
Write down of intangible asset	880	—	—
Bad debt expense	2,138	(47)	397
(Gain)/loss on short term investment	—	—	(77)
(Gain)/loss on disposal of property, plant and equipment	(20)	249	—
Impairment of property, plant and equipment	—	175	—
Deferred income tax	(31,124)	(2,695)	(432)
Other compensation expenses	192	—	—

Changes in assets and liabilities:
Accounts receivable	(13,399)	(4,149)	(4,044)
Inventories	(50,940)	(39,066)	(4,616)
Due from related parties	(3,557)	9,400	(3,139)
Prepaid expenses and other current assets	(2,691)	(5,676)	(1,341)
Accounts payable	76,975	6,831	(994)
Due to related parties	4,880	1,909	(1,366)
Advances from customers	(4,248)	4,606	3,330
Income tax receivable	(5,636)	—	—
Income tax payable	—	5,037	(668)
Deferred revenue	986	—	4,138
Product recall provision	4,547	—	—
Other liabilities	4,148	8,065	1,647

Net cash provided by (used in) operating activities	(109,488)	38,229	14,766

Cash flow from investing activities:
Acquisition of property, plant and equipment	(44,827)	(36,453)	(21,584)
Acquisition of intangible assets	(2,474)	—	—
Disposal of investment in a subsidiary	—	(1,046)	—
Proceeds from sales of short term investment	—	—	120
Change in restricted cash	(73,934)	4,213	3,527
Business acquisitions	(6,052)	190	—
Proceeds from disposal of property, plant and equipment	—	—	29
Advance to related companies	—	(3,324)	—
Repayment of advance to related companies	—	3,324	—

Net cash used in investing activities	(127,287)	(33,096)	(17,908)

Cash flow from financing activities:
Proceeds from short-term loans	245,710	60,179	32,625
Repayment of short-term loans	(77,314)	(96,242)	(16,200)
Proceeds from long-term loans	8,777	35,000	—
Repayment of long-term loans	(1,923)	—	—
Payments on capital lease obligations	(379)	—	—
Proceeds from issuance of common stock, net of issuance costs	—	65,794	—

Net cash provided by financing activities	174,871	64,731	16,425

Effect of exchange rate changes on cash and cash equivalents	2,215	6,725	1,876

Net change in cash and cash equivalents	(59,689)	76,589	15,159
Cash and cash equivalents, beginning of year	97,425	20,836	5,677

Cash and cash equivalents, end of year	$37,736	$97,425	$20,836

Supplemental cash flow information:
Interest paid	$5,718	$3,769	$2,119
Income tax paid	$6,443	$6,486	$2,714

Non-cash investing and financing activities:
Purchase of property, plant and equipment by accounts payable	$7,501	$4,149	$—
Issuance of warrant in relation to the long-term debt	$—	$2,733	$—
Assets acquired under capital lease	$5,336	$—	$—
Business acquisitions by accounts payable	$1,521	$—	$—
Disposal of property by due from related parties	$1,726	$—	$—

The accompanying notes are an integral part of the consolidated financial statements

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FISCAL YEARS ENDED MARCH 31, 2009 AND 2008

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Directly or through its wholly owned subsidiary, Synutra Inc., an Illinois corporation (“Synutra Illinois”), Synutra International, Inc. (collectively with its subsidiaries, the “Company” or “Synutra”) owns all or majority of the equity interests of the entities in the People’s Republic of China (“China” or “PRC”) that are principally engaged in the production, marketing and distribution of dairy based nutritional products under the Company’s own brands in China. The Company is a leader in sales of infant formula products in China.

The Company produces, markets and sells nutritional products under “Shengyuan”, or “Synutra”, name, together with other complementary brands. The Company focuses on selling premium infant formula products, which are supplemented by more affordable infant formula products targeting the mass market as well as other nutritional products, such as adult powdered formula and prepared baby food, and certain nutritional ingredients and supplements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Under that assumption, it is expected that assets will be realized and liabilities will be satisfied in the normal course of business. Following the government announcement in mid September 2008 that formula products of the Company and 21 other manufacturers had been contaminated with melamine, the Company conducted a compulsory recall of certain lots of U-Smart products and a voluntary recall of all other products produced before September 16, 2008 at the same facilities, where the Company believed the contaminated milk supplies originated.  As a direct result of the incident, the Company has experienced significant operating losses and negative cash flows from operations for the fiscal year ended March 31, 2009 and, as of March 31, 2009, has a working capital deficit of approximately $80.4 million caused primarily by the product recall costs including cost of replacing products, shipping charges and inventory write down/ write off, and subsequent loss of sales. As discussed in Note 11 to the financial statements, at March 31, 2009, the Company was not in compliance with certain covenants of its loan agreement due to the losses suffered as a result of the melamine issue.  The occurrence of these recent economic events, the ensuing operating losses and negative cash flows and the failure of the Company to meet its debt covenants raise substantial doubt as to the Company's ability to continue as a going concern.  Management is attempting to renegotiate the terms and covenants of the loan agreement and is in the process of evaluating funding alternatives including seeking refinance of certain short-term loans from PRC banks. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities as that might be necessary if the Company is unable to continue as a going concern.

B.	Basis of consolidation

The consolidated financial statements include the financial statements of Synutra International, Inc. and its subsidiaries, its variable interest entity and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The variable interest entity and its subsidiaries have not commenced their planned operations as of March 31, 2009.

C.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

D.	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

E.	Restricted cash

Restricted cash are bank demand deposits used as security against letter of credits and short-term borrowings. This is used by the Company as a short term instrument to reduce financing cost.

EXHIBIT 99.1

F.	Account receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

G.	Inventories

Inventories are stated at the lower of cost or market. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates market of its inventories on a regular basis and records a provision for loss to reduce the computed weighted-average cost if it exceeds market. Potential losses from obsolete and slow-moving inventories are recorded when identified. Market is current replacement cost, which does not exceed the net realizable value, that is, estimated selling price in the ordinary course of business less reasonable predictable cost of completion and disposal, and is not less than net realizable value reduced by an allowance for normal profit margin.

H.	Land use rights, net

There is no private land ownership in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Land use rights are amortized using the straight-line method over the lease term of 20 to 50 years.

I.	Property, plant and equipment, net

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. The useful lives for property, plant and equipment are as follows:

Buildings	20 - 40 years
Plant and machinery	5 - 10 years
Office equipment and furnishings	3 - 5 years
Motor vehicles	5 years
Others	5 years

J.	Leases

Leases are classified as capital or operating leases. A lease that transfers to the lessee substantially all the benefits and risks incidental to ownership is classified as a capital lease. At inception, a capital lease is recorded at present value of minimum lease payments or the fair value of the asset, whichever is less. Assets under capital leases are amortized on a basis consistent with that of similar fixed assets or the lease term, whichever is less. Operating lease costs are recognized on a straight-line basis over the lease term.

K.	Construction in progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

The capitalized interest recognized up to March 31, 2009, 2008 and 2007 was $1.4 million, $848,000 and $726,000 respectively, associated with construction in progress.

EXHIBIT 99.1

L.	Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

M.	Impairment of goodwill and indefinite lived intangible assets

SFAS No. 142 requires the Company to complete a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill and indefinite lived intangible assets. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill and indefinite lived intangible assets to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Intangible assets with an indefinite life are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized equal in amount to that excess.

Management performs its annual goodwill impairment test on March 31. No goodwill or indefinite lived intangible assets have been impaired during any of the periods presented.

N.	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

The following entities are considered to be related parties to the Company because they are affiliates of the Company under the common control of the Company’s major shareholder. These related parties act only as the Company’s suppliers or distributors and there are no other relationships wherein the Company has the ability to exercise significant influence over the operating and financial policies of these parties. The Company is not obligated to provide any type of financial support to these related parties. The related parties were excluded from consolidation due to equity structure and other business reasons. The economic substance of each entity apart from its relationship with the Company is discussed in the table below:

Related Party	Economic Substance
Sheng Zhi Da Dairy Group Corporation (“Sheng Zhi Da”)	Engages in buying and selling packaging materials, vitamin and mineral pre-mixes, and other food ingredients.

Beijing Kelqin Dairy Co. Ltd. (“Kelqin”)	Produces and distributes retail-packaged yogurt products in Beijing.

St. Angel (Beijing) Business Service Co., Ltd. (“St. Angel”)	Publishes catalogues and engages in advertising and direct marketing of consumer products featured in catalogues.

Beijing Honnete Dairy Co., Ltd. (“Honnete”)	Engages in importing and distributing whey protein products to commercial customers.

Beijing Ao Naier Feed Stuff LLC (“Ao Naier”)	Engages in buying and selling whey protein and other protein substitutes. Ao Naier became an unrelated party since January 2008.

Beijing Luding Xueyuan Trading Co., Ltd. (“Luding Xueyuan”)	Operates retail shelf spaces in supermarkets in Beijing. Luding Xueyuan became an unrelated party since January 2008.

Qingdao Luyin Waste Disposal Investment Management Co., Ltd. (“Luyin”)	Engages in waste disposal and sewage treatment activities.

EXHIBIT 99.1

O.	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

In July 2006, the Financial Accounting Standard Board (“FASB”) issued Financial Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on April 1, 2007. As a result of the implementation of Interpretation 48, the Company recognized approximately a $375,000 increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to the April 1, 2007 balance of retained earnings. Note 14 further describes the impact of the adoption of FIN No. 48 - an interpretation of FASB Statement No. 109.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

P.	Foreign currency translation

The functional currency and reporting currency of Synutra International Inc. and Synutra Illinois are United States Dollar (“US Dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into the US dollar at the applicable rates of exchange prevailing on the day transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The financial records of the Company’s PRC subsidiaries are maintained in Renminbi (“RMB”) which are their functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income in the statement of equity.

In July 2005, the PRC began to value the RMB against a basket of currencies of its major trading partners, including the U.S. This measure has allowed the RMB to fluctuate within a narrow band vis a vis the U.S. dollar. Since the adoption of this managed flexible exchange rate policy, the RMB has been under pressure to appreciate against the U.S. dollar. This has affected the changes in the foreign currency translation gain (loss) as reflected in other income (expense), net of $(252,000), $(1,110,000) and $38,000 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

EXHIBIT 99.1

Q.	Revenue recognition

The Company recognizes revenue when title and risk and rewards for the products are transferred to the customer, price is fixed or determinable, and collectibility is reasonably assured. At the time of sale, the Company also records estimates for a variety of sales deductions, including value added taxes, rebates, discounts and incentives, trade promotions and product returns. Sales deductions are reported as a reduction of revenue. Most of the Company’s nutritional product sales are made through distributors. The Company’s revenue arrangement with most of its distributors requires distributor advance payment prior to any shipment and delivery of goods by the Company to such distributors. Under this distributor arrangement, evidenced by purchase order together with advance payment, sales revenue is realized and earned upon acceptance of delivery of products by the distributors. The Company applies this revenue recognition policy uniformly to all nutritional products, including all dairy-based pediatric and adult nutritional products.

A small fraction of the Company’s nutritional product sales are through supermarket retailers directly. The Company’s revenue arrangement with some of these retailers includes right of return clause. The Company’s price to the supermarkets is fixed. The supermarkets’ obligation to the Company would not be changed in the event of theft or physical destruction or damage of the product. The Company recognizes revenue when the supermarkets have paid the Company, or the supermarkets are obligated to pay the Company and the obligation is not contingent on resale of the product. The amount of future returns are estimated and recognized in the current period.

The Company’s gross sales are subject to various deductions, primarily comprised of rebates and discounts to distributors and retailers. These deductions represent estimates of the related obligations, requiring the use of judgment when estimating the impact of these sales deductions on gross sales for a reporting period. The Company reports these adjustments as a reduction of gross sales to arrive at net sales.

•
The Company offers rebates to distributors and supermarket retailers to sustain and increase the Company’s product market share. These rebate programs provide that distributors and supermarket retailers receive a rebate after attaining certain performance parameters relating to product purchases, formulary status and/or pre-established market share milestones relative to competitors. Since rebates are contractually agreed upon, the Company estimate rebates based on the specific terms in each agreement, historical experience, anticipated reimbursement channel mix and product growth rates. The Company considers the sales performance of products subject to rebates and other contract discounts and adjusts the provision periodically to reflect actual experience. Actual amount may differ if the level of redemption rates and performance vary from estimates. The Company records rebates as a reduction of revenues in the year in which these programs are offered.

•
The Company records a provision for estimated sales returns due to package damage, merchandise slow moving at certain retail customer shelf, and termination of distributorships, which the Company estimates through a comparison of historical return data to related sales. The Company uses historical rates of return and adjusts for known or expected changes in the marketplace when appropriate. The sales return amount represents management’s best estimates based on the available information at the time of estimate is made.

•
For product sales and promotions at supermarkets and shopping malls, certain expenses in relation to shelf display, end-cap placement, bar-coding, banner advertising, etc. are paid to supermarkets and shopping mall operators. These expenses are deducted from revenues in accordance with EITF 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product)”.

R.	Shipping and handling costs

All shipping and handling costs are expensed as incurred and outbound freight is not billed to customers. Shipping and handling costs are included in selling and distribution expenses. The expenses were $7.4 million, $6.7 million and $4.0 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

S.	Advertising and promotion expenses

Advertising and promotion expenses include advertising expenses, promotion staff salaries and promotion product expenses. Advertising expenses were $72.8 million, $30.3 million and $16.4 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

EXHIBIT 99.1

T.	Government subsidies

Government grants for revenue and/or expenses should be recognized in income when the related revenue and/or expense are recorded. Government grants related to property, plant, and equipment should be netted against the depreciation expense of the related assets over the useful lives of these assets. Government subsidies relating to specific borrowings are recorded as an offset to the interest expense over the term of these borrowings. Unrestricted government subsidies from local governmental agencies allowing the Company full discretion in the fund utilization were $5.8 million, $1.5 million and $1.1 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, which was recorded in other operating income in the consolidated statements of income. In addition, the Company received $4.6 million (RMB 32.0 million) of government subsidy in fiscal year 2007 which was directly related to the manufacturing facility construction. Such subsidy was recorded in deferred revenue and will be amortized to offset the depreciation expenses associated with the underlining property.

U.	Employee’s benefits

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

V.	Comprehensive income (loss)

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to accumulated foreign currency translation.

W.	Fair value of financial instruments

The carrying value of financial instruments including cash, receivables, accounts payable, accrued expenses and debt, approximates their fair value at March 31, 2009 and 2008 due to the relatively short-term nature of these instruments. The carrying value of long-term debt approximates its fair value as it bears variable interest rate which reflects the current market yield level for comparable loans. The carrying value of long term receivable approximates its fair value as it represents the present value of future payments to be received.

On April 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”) that was not delayed by FASB Staff Position FAS 157-2 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS 157 as it applies to non-financial assets and liabilities that are not required to be measured at fair value on a recurring (at least annual) basis. As a result of the delay, SFAS 157 will be applied to the Company’s non-financial assets and liabilities effective on April 1, 2009. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (also referred to as an exit price). SFAS 157 also establishes a three-level fair value hierarchy for classifying financial instruments that is based on whether the inputs to the valuation techniques used to measure fair value are observable or unobservable. The three levels of the SFAS 157 fair value hierarchy are described below:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs, other than quoted prices in active markets for identical assetsor liabilities.

Level 3:	Unobservable inputs.

As of March 31, 2009, the Company did not have any financial assets or liabilities that were measured at fair value on a recurring basis subsequent to initial recognition.

X.	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Y.	Segment reporting

The Company expanded the number of reportable segments from one to three in order to better reflect the manner in which management analyzes the Company’s performance including powdered formula, baby food, and nutritional ingredients and supplements. For more information, see Note 17 to these Consolidated Financial Statements.

EXHIBIT 99.1

Z.	Recently issued accounting pronouncements

In December 2007, the FASB issued SFAS No. 141, “Business Combinations: (Revised 2007)” (“SFAS 141R”). SFAS 141R is relevant to all transactions or events in which one entity obtains control over one or more other businesses. SFAS 141R requires an acquirer to recognize any assets and noncontrolling interest acquired and liabilities assumed to be measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of the consideration may be resolved beyond a reasonable doubt. This revised approach replaces SFAS 141, “Business Combinations” (“SFAS 141”) cost allocation process in which the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their respective fair value. SFAS 141R requires any acquisition-related costs and restructuring costs to be expensed as incurred as opposed to allocating such costs to the assets acquired and liabilities assumed as previously required by SFAS 141. Under SFAS 141R, an acquirer recognizes liabilities for a restructuring plan in purchase accounting only if the requirements of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, are met. SFAS 141R allows for the recognition of pre-acquisition contingencies at fair value only if these contingencies are likely to materialize. If this criterion is not met at the acquisition date, then the acquirer accounts for the non-contractual contingency in accordance with recognition criteria set forth under SFAS No. 5, “Accounting for Contingencies”, in which case no amount should be recognized in purchase accounting. SFAS 141R is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008 with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141R amends SFAS 109, “Accounting for Income Taxes,” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141R would also apply the provisions of SFAS 141R. The Company is currently evaluating the impact, if any, of this statement on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as required in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company adopted SFAS No.160 on a prospective basis as of the beginning of our 2010 fiscal year. The adoption of SFAS No.160 did not have a significant effect on our consolidated financial position, results of operations or cash flows. The adoption of SFAS No. 160 required retrospective application of the presentation and disclosure requirements of the Standard to all periods presented. The consolidated statement of operations for the years ended March 31, 2009, 2008 and 2007 was retrospectively recast to include net income (loss) attributable to both the controlling and noncontrolling interests. At March 31, 2009 and 2008, $537,000 and $385,000 were reclassified from minority interest liability to a separate component of Total equity titles Noncontrolling interests respectively. Notes 15, 17 and 19 have been updated to reflect the revised presentation.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement 133.” SFAS No. 161 provides new disclosure requirements for an entity’s derivative and hedging activities. SFAS No. 161 is effective for periods beginning after November 15, 2008. The Company has not yet determined the impact on its consolidated financial statements of adopting SFAS No. 161.

In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (FSP FAS 142-3). This position amends the factors an entity should consider when developing renewal or extension assumptions used in determining the useful life over which to amortize the cost of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 requires an entity to consider its own historical experience in renewing or extending similar arrangements in determining the amortizable useful life. Additionally, this position requires expanded disclosures related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008, and may impact any intangible assets the Company acquires in future transactions. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements, though, shall be applied prospectively to all intangible assets recognized as of the effective date. Early adoption is prohibited. The Company expects to adopt FSP FAS 142-3 as of April 1, 2009.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (FAS 162). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. FAS 162 is effective 60 days following SEC approval.

In June 2008, the FASB ratified EITF Issue 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock. The EITF will be effective for years beginning after December 15, 2008. The Company is currently evaluating whether the adoption of EITF Issue 07-5 will have a significant effect on its consolidated financial position, results of operations or cash flows.

EXHIBIT 99.1

At the November 24, 2008 meeting, the FASB ratified the reached in EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of Statement 141(R), to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

On April 1, 2009, the FASB issued FASB Staff Position ("FSP") No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP 141(R)-1”), which amends the guidance in SFAS 141R to establish a model for pre-acquisition contingencies that is similar to the one entities used under SFAS 141. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer follows the recognition criteria in SFAS 5 Accounting for Contingencies and FIN 14 Reasonable Estimation of the Amount of a Loss—an interpretation of FASB Statement No. 5 to determine whether the contingency should be recognized as of the acquisition date or after it. The FSP is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141(R)-1 will change the Company’s accounting treatment for business combinations on a prospective basis beginning on April 1, 2009.

On April 9, 2009, the FASB issued FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly ("FSP 157-4"). FSP 157-4 provides additional guidance for estimating fair value in accordance with FASB 157 when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The FSP will be effective for the Company for interim and annual periods beginning July 1, 2009. The Company does not expect the adoption of FSP 157-4 to have a material impact on the Company's consolidated financial statements or the fair values of its financial assets and liabilities.

On April 9, 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The FSP will be effective for the Company for interim and annual periods beginning July 1, 2009.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, "Subsequent Events" (SFAS No.165).  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively.

AA.	Changes in Presentation

Certain prior year amounts have been reclassified to conform to the current year presentation.

EXHIBIT 99.1

3.	BUSINESS COMBINATION

On October 8, 2008, the Company acquired certain assets from Beijing Huilian Food Co., Ltd. (“Huilian”) which is a provider of prepared baby food in mainland China, with total consideration of RMB 45 million (approximately US$ 6.6 million). As a result of the acquisition, the Company has expanded into the production of prepared baby food beginning with the fiscal quarter ended March 31, 2009. For accounting purposes, the acquisition has been accounted for as a business combination in accordance with SFAS No. 141. Under the purchase method of accounting, the assets acquired and liabilities assumed from Huilian are recorded at the date of acquisition at their respective fair values. Financial statements and reported results of operations of the company have reflected these values, with the results of Huilian included from October 8, 2008, in the consolidated statements of income.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(In thousands)

Property, plant and equipment	$1,870
Land use right	1,697
Intangible assets	1,582
Goodwill	1,435
Total	$6,584

Of the $1.6 million of intangible assets acquired, $0.3 million was assigned to registered trademarks that are not subject to amortization; $0.4 million was assigned to know-how that have a useful life of approximately 5 years; $0.9 million was assigned to a customer relationship that was written off at the date of acquisition as the Company did not intend to utilize such asset and the write-off was included in selling and distribution expense. Acquired identifiable intangible assets have been allocated to the Baby Food reporting segment.

Goodwill of $1.4 million arising from this acquisition was assigned to the Baby Food segment. The impairment test of goodwill will be performed at the last day of each fiscal year or upon the occurrence of certain events and change in circumstances as required by SFAS 142.

4.	PRODUCT RECALL

On September 16, 2008, the Company announced a compulsory recall on certain lots of U-Smart products and a voluntary recall of other products that were contaminated or suspected to be contaminated by melamine, a substance not approved for use in food and linked to recent illnesses among infants and children in China. The cost of this action during the year ended March 31, 2009 was $101.5 million, including the cost of product replacement of $48.1 million in cost of sales, the write-down and write-off of affected inventory of $48.5 million in cost of sales, the net amount of $2.3 million to a compensation fund set up by China Dairy Industry Association to settle existing and potential claims arising in China from families of infants affected by melamine contamination in general and administrative expenses, and freight charges of $2.6 million in selling and distribution expenses, of which $4.5 million was recorded as a product recall provision in the consolidated balance sheet as of March 31, 2009. These costs represent the Company’s estimate of probable costs based on available data and take into account factors such as expected return rates for the affected units, unit replacement costs, logistical expenses and expenses relating to the hiring of temporary contractors to assist with the Company’s recall efforts.

Should actual product recall costs differ from the estimated costs, the Company would have to reassess the impact of the product recall on the Company’s financial results and revise the estimated product recall accrual accordingly. Following is a summary of the liabilities related to the product recall that were recorded during the fiscal year ended March 31, 2009:

(In thousands)
Balance at April 1, 2008	$—
Product recall expenses	53,038
Replacement of products	(44,002)
Payment of cash, net	(4,395)
Foreign currency translation	(94)
Balance at March 31, 2009	$4,547

EXHIBIT 99.1

5.	INVENTORIES

The Company’s inventories at March 31, 2009 and 2008 are summarized as follows:

	March 31, 2009	March 31, 2008
	(In thousands)
Raw materials	$96,361	$30,550
Work-in-progress	11,739	16,786
Finished goods	6,624	14,517
Total Inventories	$114,724	$61,853

6.	DUE FROM (TO) RELATED PARTIES AND RELATED PARTY TRANSACTIONS

A.	Classification of related party balances by name

a.	Due from related parties

	March 31, 2009	March 31, 2008
	(In thousands)
Sheng Zhi Da Dairy Group Corporation	$1,726	$—
Beijing Honnete Dairy Co., Ltd.	737	—
Total Due from Related Companies	$2,463	$—

In June 2008, the Company sold two commercial buildings, one of which was classified as assets held for sale as of March 31, 2008, to Sheng Zhi Da Dairy Group Corporation, an entity 100% controlled by the Company’s CEO, at the carrying value of $1.7 million. The amount represents the balance due from Sheng Zhi Da Dairy Group Corporation as of March 31, 2009.

b.	Due to related parties

	March 31, 2009	March 31, 2008
	(In thousands)
Sheng Zhi Da Dairy Group Corporation	2,113	2,404
St. Angel (Beijing) Business Service Co., Ltd.	2	4
Beijing Honnete Dairy Co., Ltd.	3,057	562
Total Due to Related Companies	$5,172	$2,970

The Company had certain related party borrowings. See Note 11. Except for the related party borrowings, the amount due to and due from related parties were unsecured and interest free.

EXHIBIT 99.1

B.	Sales to related parties

In the fiscal years ended March 31, 2009, 2008 and 2007, the Company’s sales to the related parties mainly included industrial milk powder to Kelqin, Luding Xueyuan and Baoquanling; whey protein to Honnete; milk fat and non-fat dry milk to Kelqin and Honnete; formulation ingredients to Ao Naier, BQL and Luding Xueyuan.

The following tables categorize sales to related companies as main product sales and ancillary product sales as presented in the income statements:

a.	Main product sales to related parties

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
Beijing Kelqin Dairy Co., Ltd.	$—	$—	$5,230
Beijing Luding Xueyuan Trading Co., Ltd.	—	1,497	686
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	—	—	637
Total	$—	$1,497	$6,553

b.	Ancillary product sales to related parties

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
Beijing Honnete Dairy Co., Ltd.	$2,255	$—	$6,128
Beijing Kelqin Dairy Co., Ltd.	—	143	311
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	—	—	3,401
Beijing Ao Naier Feed Stuff LLC	—	—	130
Beijing Luding Xueyuan Trading Co., Ltd.	—	—	260
St.Angel (Beijing) Business Service Co., Ltd.	—	—	32
Total	$2,255	$143	$10,262

Total of main product and ancillary product sales to related companies	$2,255	$1,640	$16,815

C.	Purchases from related parties

In the fiscal year ended March 31, 2009, 2008 and 2007, the Company’s purchases from related parties included whey protein powders from Kelqin and Honnete, spray-dried milk powder from BQL, and catalogues, brochures, and marketing materials from St. Angel.

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
Beijing Honnete Dairy Co., Ltd.	$10,376	$17,862	$11,460
St. Angel (Beijing) Business Service Co., Ltd.	1,639	988	19
Beijing Kelqin Dairy Co., Ltd.	154	3,286	3,033
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	—	—	15,139
Total	$12,169	$22,136	$29,651

EXHIBIT 99.1

7.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	March 31, 2009	March 31, 2008
	(In thousands)
Staff advance	$—	$96
Advance to suppliers	584	2,338
Prepaid advertising expense	535	5,656
Receivable due to disposal of a subsidiary	870	972
Other tax receivable	3,148	—
Subsidy receivable	5,060	—
Others	3,239	1,738

Total	$13,436	$10,800

8.	PROPERTY, PLANT AND EQUIPMENT, NET

	March 31, 2009	March 31, 2008
	(In thousands)
Property, plant and equipment, cost:
Buildings	$51,693	$27,004
Plant and machinery	65,020	38,430
Office equipment and furnishings	3,076	2,534
Motor vehicles	2,963	1,340
Others	543	348

Total cost	$123,295	$69,656

Less: Accumulated depreciation:
Buildings	4,472	2,831
Plant and machinery	11,804	6,933
Office equipment and furnishings	1,183	705
Motor vehicles	885	545
Others	273	197

Total accumulated depreciation	18,617	11,211

Construction in progress	39,803	27,274

Property, plant and equipment, net	$144,481	$85,719

Construction in progress primarily represents the construction of manufacturing facilities and related equipment, and administrative buildings.

The Company recorded depreciation expense of $7.5 million, $4.6 million and $1.8 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

9.	LAND USE RIGHTS, NET

	March 31, 2009	March 31, 2008
	(In thousands)
Land use rights, cost	$6,757	$4,744
Less: Accumulated amortization	383	248
Land use rights, net	$6,374	$4,496

The Company recorded amortization expense of $128,000, $80,000 and $40,000 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

EXHIBIT 99.1

10.	INTANGIBLE ASSETS, NET

	March 31, 2009*
	Gross Carrying Amount	Accumulated Amortization	Write-off	Net Carrying Amount
	(In thousands)
Know-how (5-year useful life)	$398	$40	$—	$358
Customer relationship	880	—	880	—
Registered trademark (indefinite life)	2,778	—	—	2,778
	$4,056	$40	$880	$3,136
* Nil figures for the comparable periods in fiscal year 2008.

The intangible assets acquired in the fiscal year ended March 31, 2009 included the know-how, customer relationship and registered trademarks arising from the acquisition of Huilian’s prepared baby food business discussed in Note 3, and the registered trademarks of Helanruniu, or Holsteina, that are being used for the Company’s powdered adult formula products.

Amortization expense was $40,000 for the fiscal year ended March 31, 2009.

11.	DEBT AND WARRANTS

On April 19, 2007, the Company entered into a bridge loan agreement with ABN AMRO Bank N.V., Hong Kong branch (“ABN”), in the amount of $35.0 million (the “Bridge Loan Agreement”). The Loan bore interest at the one-month London interbank offered rate for deposits in US dollars plus 2.5% with interest payable on the last day of each month. The Company was required to pay to ABN a commitment fee of 1% on the daily amount of the unused Commitment Amount. The Loans were secured by a pledge of 25,000,000 shares of the Company’s Common Stock owned by Beams Power Investment Limited, a British Virgin Islands company, the capital stock of which is beneficially owned by Liang Zhang, the Chief Executive Officer of the Company. Pursuant to the Loan Agreement, Liang Zhang and Xiuqing Meng, Mr. Zhang’s wife, guaranteed the Company’s obligations thereunder. The principal amount and unpaid accrued interest under the Bridge Loan Agreement were repaid on October 18, 2007.

In addition, pursuant to a USD facility side letter and warrant agreement dated April 19, 2007 between the Company and ABN, the Company was obligated to issue warrants to ABN to purchase up to 400,000 shares of the Company’s common stock (the “Warrant Agreement”). On April 19, 2007 and October 11, 2007, respectively, the Company issued warrants to purchase 200,000 shares of its common stock at $8.84 per share and the remaining 200,000 shares at the same price. All of the warrants may be exercised up to the third anniversary of the completion of a “Qualified Public Offering”, as defined in the warrant agreement.

The fair value of the warrants was $2.7 million at the grant date, estimated on the basis of the Black-Scholes-Merton option-pricing formula with the following assumptions:

Expected volatility	43.86%
Risk-free interest rate	4.66%
Expected dividend yield	0.00%
Contractual life of the warrant (years)	4.2

The proceeds of the 2007 loan were allocated to the debt and the warrants based on their relative values, resulting in $32.4 million and $2.6 million being allocated to the debt and warrants, respectively. This amount has been recorded as an increase to additional paid in capital with a corresponding debt discount, which was fully amortized as of March 31, 2008.

On October 11, 2007, ABN and another lender provided a three year term loan, or the New ABN Loan, to the Company in the aggregate amount of $35 million. The principal amount, and any unpaid accrued interest on the New ABN Loan, will be due on October 11, 2010 and may be prepaid without penalty. The proceeds of the New ABN Loan were used to pay the outstanding principal and accrued interest of a six-month term loan provided to the Company by ABN on April 19, 2007, or the Original ABN Loan. The New ABN Loan bears interest at LIBOR for deposits in U.S. dollars plus 3.5% with interest payable on the last day of each three-month period. The loan is secured by a pledge of 10,000 shares of common stock, or 100% of the outstanding common stock of Synutra Illinois.

EXHIBIT 99.1

The loan agreement for the New ABN Loan provides for mandatory prepayment upon the occurrence of certain events, and contains customary covenants for financings of this type, including restrictions on the incurrence of liens, payment of dividends, and disposition of properties. The loan agreement for the New ABN Loan also contains certain financial covenants, including a requirement to maintain specified leverage and interest coverage ratio, tangible net worth, and indebtedness to tangible net worth ratio. The Company has performed an analysis of the relevant ratios and found that due to the net loss which resulted from the significant costs of the product recall, including inventory write-down and write-off, the Company was not able to meet any of the financial covenant requirements as of March 31, 2009. Further, the Company anticipates that it may have difficulty meeting these financial covenant requirements for the next several fiscal quarters. The Company has requested the lenders to waive these financial covenants for the next several fiscal quarters. The lenders have proposed waiver fee which equals to 0.75% of the aggregate principal amount outstanding and an increase in the interest rate of 200 basis points to LIBOR for deposits in U.S. dollars plus 5.5%. The lenders have also proposed a revised repayment schedule of quarterly amortizations commencing in October 2009 with $5.0 million in October 2009, $5.0 million in January 2010, $10.0 million in April 2010, $10.0 million in July 2010, and $5.0 million on maturity. Any non-payment would constitute a default, for which the banks have rights to enforce on the existing share pledge. As of the issuance date of consolidated financial statement, the waiver has not been granted. The Company is currently in discussions with the lenders on the waiver and is unable to predict when, or if the waiver will be granted. Accordingly, the Company has reclassified the outstanding balance of $34.5 million under the loan to current liabilities since the Company considers this debt callable by the bank. The Company may also incur additional expenses in connection with the modification of loan arrangements.

In addition to the New ABN Loan, as of March 31, 2009 and March 31, 2008, the Company had short-term loans from PRC banks in the amount of $182.6 million and $21.2 million, respectively.  The maturity dates of the short term loans outstanding from PRC banks at March 31, 2009 range from April 2009 to March 2010. The weighted average interest rate on short-term loans from PRC banks outstanding at March 31, 2009 and March 31, 2008 was 4.1% and 7.08%, respectively. The loans at March 31, 2009 were secured by the pledge of certain fixed assets held by the Company and its subsidiaries, a pledge of the Company’s land use right and pledge of cash deposits. The value of fixed assets pledged was $34.2 million and $18.1 million as of March 31, 2009 and March 31, 2008, respectively.  The value of land use right pledged was $3.4 million and nil as of March 31, 2009 and March 31, 2008, respectively. The value of cash pledged was $66.1 million which was recorded in restricted cash and nil as of March 31, 2009 and March 31, 2008, respectively.

As of March 31, 2009 and 2008, the Company had long-term loans which are unsecured debt, from PRC banks in the amount of $8.8 million and $1.9 million, respectively. The maturity date of the loan term loans outstanding from PRC banks at March 31, 2009 is in March 2011. The weighted average interest rate of outstanding long-term loans at March 31, 2009 and March 31, 2008 was 5.4% and 3.2%, respectively.

Apart from the short-term loans and long-term loans from banks, the Company also had short term loans from related parties in the amount of $7.5 million and nil as of March 31, 2009 and March 31, 2008 respectively. The maturity dates of the short term loans outstanding from related parties at March 31, 2009 are in October 2010. The balance as of March 31, 2009 included a US dollar loan of $3.9 million and a RMB loan of $3.6 million, and the interest rates were 10.0% and 5.5% respectively. The interest rate of the US dollar loan is benched mark to that of US dollar borrowing from third parties.

EXHIBIT 99.1

12.	OTHER CURRENT LIABILITIES

	March 31, 2009	March 31, 2008
	(In thousands)
Other tax payables	—	2,661
Accrued freight charges	$434	$837
Accrued rebate and slotting fee	844	371
Deferred government subsidies	991	—
Accrued professional service fees	1,046	1,240
Payroll and bonus payables	3,615	1,852
Accrued selling and marketing expenses	4,118	3,627
Accrued advertising and promotion expenses	5,984	3,140
Others	4,893	2,761
Total	$21,925	$16,489

13.	OBLIGATIONS UNDER CAPITAL LEASES

Future minimum capital lease payments at March 31, 2009 are as follows:

Year Ending
March 31,
(In thousands)
2010	$—
2011	384
2012	473
2013	473
2014	473
2015 and thereafter	16,235

Total minimum lease payments	$18,038
Less: Amount representing interest	12,784

Present value of minimum lease payments	5,254

Current	—
Long-term	5,254
Total	5,254

The interest rate associated with the capital leases is 7.8% per annum.

EXHIBIT 99.1

14.	INCOME TAXES

A.	Tax law of each tax jurisdictions

United States

Under the federal and state income tax laws of United States, the Company is subject to tax on its income or capital gains. As at March 31, 2009, the Company’s subsidiary in United States does not have any assessable profit and accordingly, no provision for federal and state income taxes have been provided thereon.

China

On March 16, 2007, the National People’s Congress of the PRC approved and promulgated the new Enterprise Income Tax Law ("new EIT Law"), which took effect beginning January 1, 2008. Under the new EIT law, foreign investment enterprises and domestic companies are subject to a uniform tax rate of 25%. The new tax law provides a five-year transition period from its effective date for certain qualifying enterprises which were established before the promulgation date of the new tax law and which were entitled to a preferential lower tax rate or tax holiday under the then effective tax laws or regulations.

Some of the Company's PRC subsidiaries are eligible under the transition rules to continue enjoying tax holidays or reduced tax rate until expiration. The following table illustrates the applicable tax rate and tax holidays of major PRC subsidiaries under the new EIT Law:

	Statutory Tax Rate
Name of Subsidiaries	Beginning January 1, 2008	Tax Holiday (based on calendar year)
Shengyuan Nutritional Food Co., Ltd.	25%	2 years tax free (2004, 2005); 12% (2006, 2007); 12.5% (2008)
Qingdao Shengyuan Dairy Co., Ltd.	25%	No tax holiday
Heilongjiang Mingshan Dairy Co., Ltd.	25%	2 years tax free (2006, 2007); 3 years tax at 12.5% (2008-10)
Zhangjiakou Shengyuan Dairy Co., Ltd.	25%	2 years tax free (2006, 2007); 3 years tax at 12.5% (2008-10)
Inner Mongolia Shengyuan Food Co., Ltd.	25%	2 years tax free (2008, 2009); 3 years tax at 12.5% (2010-12)
Inner Mongolia Mengyuan Food Co., Ltd.	25%	No tax holiday
Meitek Technology (Qingdao) Co., Ltd.	25%	2 years tax free (2008, 2009); 3 years tax at 12.5% (2010-12)
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	25%	No tax holiday
Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	25%	No tax holiday

B.	Components of income (loss) before income taxes

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
United States	$(3,320)	$(7,235)	$(126)
PRC	(127,655)	60,762	21,596
	$(130,975)	$53,527	$21,470

EXHIBIT 99.1

C.	Reconciliation from income tax at statutory rate to reported amount of income tax expense

The income tax expense reconciled to the tax expense computed at the US statutory rate was approximately as follows for the years ended March 31, 2009, 2008 and 2007:

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
Income tax provision at US federal statutory rate of 34%	$(44,531)	$18,199	$7,300
Foreign tax rate differential	11,489	(2,393)	(215)
PRC tax holiday effect	(3,228)	(13,978)	(5,231)
Change in valuation allowance	3,072	2,135	—
FIN 48 unrecognized tax benefits	81	508	—
Nondeductible (nontaxable) items	2,731	3,384	(258)
Total income tax expenses	$(30,386)	$7,855	$1,596

Certain Company’s PRC subsidiaries are eligible for tax holidays. The impact of these tax holidays decreased/(increased)PRC taxes by $(3.2) million, $14.0 million and $5.2 million for the fiscal year ended March 31, 2009, 2008 and 2007, respectively. The benefit/(expense) of the tax holidays on earnings per share was $0.06, $0.26 and $0.10 for the fiscal year ended March 31, 2009, 2008 and 2007, respectively.

D.	Deferred tax assets by type of temporary difference, credits and change in valuation allowance

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows:

	March 31, 2009	March 31, 2008
	(In thousands)

Deferred tax assets - current
Inventory write-down	$8,005	$—
Promotional expenses carried forward	7,367	—
Net operating loss	151	287
Accrued expenses	88	1,210
Others	909	227
Subtotal	16,520	1,724
Less: valuation allowance	(244)	(276)
Total current deferred tax assets	$16,276	$1,448

Deferred tax assets – non current
Net operating loss	$20,988	$1,462
Tax credit carryforward for PRC equipment purchasing	2,083	2,028
Fixed assets	278	320
Others	78	126
Subtotal	23,427	3,936
Less: valuation allowance	(4,963)	(1,859)
Total non-current deferred tax assets	$18,464	$2,077

EXHIBIT 99.1

The net change during the year in the total valuation allowance is as follows:

	March 31, 2009	March 31, 2008
	(In thousands)
Balance at beginning of year	$2,135	$—
Additions during the year	3,072	2,135
Balance at end of year	$5,207	$2,135

At March 31, 2009, net operating loss carryforward of Synutra Illinois and Synutra International, Inc., who file consolidated tax return, is approximately $13.8 million, which expires through 2029. Subject to the federal income tax rate of 34%, the tax benefit is $4.7 million as of March 31, 2009. Synutra Illinois and Synutra International, Inc. do not have enough profit in the foreseeable future to realize the tax benefit. The Company believes that it is more likely than not that the benefit from the net operating loss carryforward will not be realized. In recognizing this risk, the Company has fully provided a valuation allowance on the deferred tax assets relating to these operating loss carryforward. If or when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at March 31, 2009 will be recognized as a reduction of income tax expense. At March 31, 2009, deductible net operating loss carryforwards of PRC subsidiaries were $69.2 million, which expires through 2014. Subject to the PRC income tax rate of 25% and applicable tax holidays, the tax benefit is $16.5 million as of March 31, 2009.. The Company believes that it is more likely than not that the benefit from the net operating loss carryforward relating to its PRC subsidiaries will be realized through future profits. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward periods are reduced.

E.	Significant components of income tax expense

Income taxes for the PRC subsidiaries are calculated on a separate entity basis. Each of the Company’s PRC subsidiaries files stand-alone tax returns. The provisions for the Company’s income taxes for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, are summarized as follows:

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
Current tax
US	$—	$—	$—
PRC	738	10,550	2,028

	738	10,550	2,028

Deferred tax
Deferred tax-benefit-US	—	218	(218)
Deferred tax-benefit-PRC	(31,124)	(2,913)	(214)

	(31,124)	(2,695)	(432)

Total	$(30,386)	$7,855	$1,596

EXHIBIT 99.1

F.	Uncertainty in income tax

Effective April 1, 2007, the Company adopted FIN 48, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The adoption of FIN 48 has reduced the retained earnings as of April 1, 2007, by $375,000, including interest and penalties amounting to $55,000, with a corresponding increase in the liability for uncertain tax positions. The above mentioned liability is recorded in other long term liabilities in the consolidated balance sheet. In accordance with the Company’s policies, it accrued and classified interest and penalties related to unrecognized tax benefits as a component of income tax provision. For the year ended March 31, 2009, the Company assessed its FIN 48 provisions and has recognized an additional net liability (including adjustments of interest) of $81,000. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year:

	March 31, 2009	March 31, 2008
	(In thousands)
Balance at beginning of year	$883	$375
Additions based on tax positions related to the current year	343	508
Reductions for tax positions of prior years	(262)	—
Balance at end of year	$964	$883

The balance of unrecognized tax benefits at March 31, 2009, if recognized, would affect the effective tax rate.

According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB100,000 is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The Company is subject to taxation in the US and the PRC. The statute of limitations in the US is three years.

As of March 31, 2008, the Company's foreign subsidiaries had approximately $74.1million of undistributed earnings which were considered to be indefinitely reinvested, and accordingly, no provision for income taxes has been provided thereon.  Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to withholding taxes payable to various foreign countries.  For the fiscal year ended March 31, 2009, the Company's foreign subsidiaries did not generate any distributable earnings.

EXHIBIT 99.1

15.	EARNINGS PER SHARE (EPS)

For purposes of calculating basic and diluted earnings per share, the Company used the following weighted average common shares outstanding:

	Year Ended March 31,
	2009	2008	2007
	(In thousands except for per share data)
Net income (loss) attributable to Synutra International, Inc.	$(100,549)	$45,661	$19,874

Basic weighted average common shares outstanding	54,001	53,170	50,001
Dilutive potential common shares from warrants	—	306	—

Diluted weighted average shares outstanding	54,001	53,476	50,001

Earnings (loss) per share-basic	$(1.86)	$0.86	$0.40

Earnings (loss) per share-diluted	$(1.86)	$0.85	$0.40

The warrants to purchase 400,000 shares of common stock granted to ABN in connection with the Original ABN Loan were excluded from the computation of diluted earnings per share for the fiscal year ended March 31, 2009 as they would be anti-dilutive. There were no anti-dilutive warrants excluded from the computation of diluted earnings per share for the fiscal years ended March 31, 2008 and 2007.

16.	COMMITMENTS AND CONTINGENCIES

A.	Purchase commitments

As of March 31, 2009, the Company had outstanding commitments in the amount of $19.2million for advertising and raw materials purchase within the next twelve months.

B.	Capital commitments

As of March 31, 2009, the Company’s capital commitments amounted to $6.0 million in relation to asset improvement and plant expansion within the next twelve months.

C.	Operating lease commitments

The Company leases certain office facilities and certain warehouses under non-cancellable operating leases. The operating lease commitments of the Company at March 31, 2009 are as follows:

Year Ending
March 31,
(In thousands)
2010	$650
2011	1,532
2012	1,836
2013	1,836
2014	1,770
2015 and thereafter	59,256
Total	$66,880

EXHIBIT 99.1

D.	Legal proceedings

As of March 31, 2009, the end of the period covered by this report, the Company was subject to  various legal proceedings and claims discussed below, as well as certain other legal proceedings and claims that have not been fully resolved and that have arisen in the ordinary course of business. Other than as discussed below, in the opinion of management, the Company does not have a potential liability related to any current legal proceedings and claims that would individually or in the aggregate have a material adverse effect on its financial condition or operating results. However, the results of legal proceedings cannot be predicted with certainty. The Company intends to contest each lawsuit vigorously but should the Company fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, the operating results of a particular reporting period could be materially adversely affected. Management continues to evaluate the lawsuits discussed below and based on the stage of these proceedings, management is unable to reasonably estimate the likelihood of any loss or the amount or range of any potential loss that could result from the litigation. Therefore, no accrual has been established for any potential loss in connection with these lawsuits.

On January 15, 2009, a lawsuit was filed in the U.S. on behalf of 54 Chinese families alleged to be affected by melamine contamination, against Synutra International, Inc. and Synutra Inc. in the U.S. District Court for the District of Maryland, alleging negligent or intentional infliction of personal injury, negligent or intentional infliction of emotional distress, battery, breach of warranty, fraudulent or negligent misrepresentation, seeking compensation for punitive damages in the amount of US$500 million, together with any compensatory damages. The Company filed a motion in April to dismiss the case on grounds of "Forum Non-Convenience” and the opposition filed a Memorandum of Opposition to Motion to Dismiss on May 20, 2009. The Company had been given time to respond to the Opposition, and we will do so on or before June 15, 2009 with an additional filing. After June 15, 2009, the presiding Judge of the Court will decide, with no time limit, if the Court will take the case or render its dismissal. At this stage, the management is unable to predict the outcome of such lawsuit.

On March 2, 2009, a lawsuit was filed in China on behalf of 54 Chinese families alleged to be affected by melamine contamination against a subsidiary, Shengyuan Nutritional Food Co., Ltd. at Qingdao Intermediate People’s Court, seeking compensation for damages, including medical and other expenses, emotional harm and punitive damages, for an aggregate amount over US$1.0 million (RMB6.9 million). Further, on April 14, 2009, a lawsuit was filed on behalf of 73 families (including the original 54 families) against a subsidiary, Shengyuan Nutritional Food Co., Ltd. at Shandong Higher People’s Court on April 14, 2009, seeking compensation for damages of over US$1.7 million (RMB11.3 million). To date, the Company has not been notified by either court of acceptance of any case against the Company in China.

E.	Guarantees

As at March 31, 2009, the Company had an outstanding guarantee issued to the Zhangbei Branch of the Agricultural Bank of China related to various bank loans totaling $1.1 million to 104 dairy farmers in the Zhangbei Area (the “Guarantee”). Such loans matured on December 25, 2007, but as of March 31, 2009, none of the loans had been repaid and the total outstanding loan amount remained $1.1 million. The Company has prepared its best estimate of possible losses related to these loans based on a weighed average range of likely probabilities and potential payments that would be required under the Guarantee, and estimated a potential loss of $367,000 related to the Guarantee.

EXHIBIT 99.1

17.	SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

During the fiscal year ended March 31, 2009, Meitek, a PRC subsidiary of the Company which is engaged in the production of nutritional ingredients and supplements such as chondroitin sulphate, microencapsulated Docosahexanoic Acid (“DHA”) and Arachidonic Acid (“ARA”), completed its construction process and began its operations. In the same fiscal year, the Company acquired the prepared baby food business from Huilian which had begun operation by March 31, 2009. Historically the Company reported results as a single reporting segment in the financial statements since operating segments such as nutritional ingredients and supplements were under construction with minor operating expenses and had not met the quantitative threshold as described under SFAS 131 "Disclosure about Segments of an Enterprise and Related Information". The chief operating decision maker manages the business, including making operating decisions (such as allocating resources) and evaluating operating performance, on a gross profit (loss) basis. The Company expanded the number of reportable segments from one to three in order to better reflect the manner in which management analyzes the Company’s performance including powdered formula, baby food, and nutritional ingredients and supplements. All prior period segment information has been recast to reflect the current period presentation. The Company accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices. The activities of each segment are as follows:

 Powdered Formula - Sales of powdered infant and adult formula products.

 Baby Food - Sales of prepared baby food and nutritional snacks for babies and children.

 Nutritional Ingredients and Supplements - Sales of nutritional ingredients and supplements such as chondroitin sulphate, and microencapsulated DHA and ARA.

 "All Other" includes non-core businesses such as toll packaging, toll drying service and sales of ingredients and materials to industrial customers.

The Company’s underlying accounting records are maintained on a legal entity basis for government and public reporting requirements. Segment disclosures are on a performance basis consistent with internal management reporting. The intangible assets which were recognized upon the acquisition of the prepared baby food business from Huilian in the fiscal year ended March 31, 2009 and related amortization are allocated to the baby food segment. The following segment information has been prepared in accordance with the internal accounting policies of the Company, as described above.

EXHIBIT 99.1

	Year Ended March 31,
	2009	2008	2007
	(In thousands)
NET SALES
Powdered formula	$284,818	$321,130	$167,499
Baby food	271	—	—
Nutritional ingredients and supplements	3,367	—	—
All other	27,439	40,960	49,106
Intersegment sales elimination	(3,367)	—	—

Net sales	$312,528	$362,090	$216,605

GROSS PROFIT
Powdered formula	$50,336	$178,728	$102,282
Baby food	150	—	—
Nutritional ingredients and supplements	—	—	—
All other	2,956	7,794	4,423
Intersegment profit elimination	—

Gross profit	$53,442	$186,522	$106,705

Selling and distribution expenses	44,178	34,449	25,561
Advertising and promotion expenses	115,478	76,388	52,322
General and administrative expenses	25,455	16,013	7,031
Other operating income, net	5,790	1,492	1,109

Income (loss) from operations	(125,879)	61,164	22,900
Interest expense	4,857	6,354	1,896
Interest income	341	1,801	356
Other income (expense), net	(580)	(3,084)	110

Income (loss) before provision (benefit) for income tax	$(130,975)	$53,527	$21,470

CAPITAL EXPENDITURE
Powdered formula	$45,492	$24,567	$14,462
Baby food	4,389	6,088	6,349
Nutritional ingredients and supplements	8,929	10,853	772
All other	3,231	1	1

Total	$62,041	$41,509	$21,584

DEPRECIATION AND AMORTIZATION
Powdered formula	$6,686	$4,558	$2,056
Baby food	351	61	—
Nutritional ingredients and supplements	608	26	—
All other	4	1	1

Total	$7,649	$4,646	$2,057

	March 31, 2009	March 31, 2008
	(In thousands)
TOTAL ASSETS
Powdered formula	$443,946	$271,114
Baby food	30,291	19,200
Nutritional ingredients and supplements	49,611	11,835
All other	115,923	119,580
Intersegment elimination	(167,200)	(127,411)

Total	$472,571	$294,318

LONG LIVED ASSETS
Powdered formula	$106,726	$68,932
Baby food	21,223	12,441
Nutritional ingredients and supplements	22,630	8,839
All other	276	3

Total	$150,855	$90,215

EXHIBIT 99.1

Consolidated revenue is generated from sales in the following areas:

	Year Ended March 31,
	2009	2008	2007
Sales in Mainland China	98.9%	94.8%	92.4%
Sales to United States	1.1%	5.2%	7.6%

Only one customer in the U.S. accounted for more than 5% of the Company’s total sales in fiscal year 2008 and 2007

All of the Company’s long-lived assets are located in China.

18.	MAINLAND CHINA CONTRIBUTION PLAN AND RESTRICTED NET ASSETS

A.	China Contribution Plan

Full time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance and other welfare benefits are provided to employees. PRC labor regulations require the Company to accrue for these benefits based on certain percentage of the employees’ salaries. The total contribution for such employee benefits were $4.9 million, $2.7 million and $1.2 million for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

B.	Restricted Net Assets

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as a general reserve fund. In addition, there are restrictions on the distribution of share capital from the Company’s PRC subsidiaries. As a result of these PRC laws and regulations, the Company’s PRC subsidiaries and PRC affiliates are restricted in their ability to transfer a portion of their net assets to the Company in the form of dividends, loans or advances. Such restricted portions amounted to approximately $76.9 million and $128.7 million as of March 31, 2009 and 2008, respectively.

19.	QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information in fiscal years ended March 31, 2009 and 2008 is as follows:

	Fiscal Year 2009				Fiscal Year 2008
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(In thousands except per share data)
Revenue	$127,380	$94,791	$17,658	$72,699	$67,492	$86,202	$100,205	$108,191
Gross Profit (loss)	66,895	(26,723)	(9,760)	23,030	37,062	46,626	50,578	52,256
Net Income (loss) attributable to Synutra International, Inc.	15,644	(49,680)	(49,342)	(17,171)	5,340	9,772	11,203	19,346
Weighted average common share outstanding, basic	54,001	54,001	54,001	54,001	50,667	54,001	54,001	54,001
Weighted average common share outstanding, diluted	54,291	54,001	54,001	54,001	50,786	54,132	54,304	54,682
Earnings per share, basic	$0.29	$(0.92)	$(0.91)	$(0.32)	$0.11	$0.18	$0.21	$0.36

Earnings per share, diluted	$0.29	$(0.92)	$(0.91)	$(0.32)	$0.11	$0.18	$0.21	$0.35

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I
Financial information of parent company
BALANCE SHEETS
(in thousands, except share par value)

	March 31, 2009	March 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$441	$2,174
Prepaid expenses and other current assets	1	171

Total current assets	442	2,345
Due from subsidiaries	39,540	40,318

Investments in subsidiaries	73,098	164,569
Other assets	4,153	788

TOTAL ASSETS	$117,233	$208,020

LIABILITIES AND EQUITY

Current Liabilities:
Short term loan	38,364	—
Other current liabilities	1,166	1,615

Total current liabilities	39,530	1,615
Due to subsidiaries	307	577

Long term loans	—	34,184

Total liabilities	39,837	36,376

Equity:
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding, respectively	5	5
Additional paid-in capital	76,607	76,607
Retained earnings (Accumulated deficit)	(23,674)	76,875
Accumulated other comprehensive income	23,921	17,772

Total Synutra common shareholders’ equity	76,859	171,259

Noncontrolling interests	537	385

Total equity	77,396	171,644

TOTAL LIABILITIES AND EQUITY	$117,233	$208,020

EXHIBIT 99.1

Financial Information of parent company
STATEMENTS OF INCOME
(in thousands except earnings per share data)

	Year Ended March 31,
	2009	2008	2007
Operating expenses:
General and administrative expenses	$2,605	$3,073	$—

Loss from operations	2,605	3,073	—
Interest expense	1,342	4,466	—
Interest income	(13)	(1,064)	(4)
Other income, net	(1,000)	—	—
Equity in earnings (losses) of subsidiaries	(97,615)	52,136	19,870

Net income (loss) attributable to Synutra International, Inc.	$(100,549)	$45,661	$19,874

Earnings (loss) per share-basic	$(1.86)	$0.86	$0.40

Earnings (loss) per share-diluted	$(1.86)	$0.85	$0.40

Weighted average common share outstanding-basic	54,001	53,170	50,001
Weighted average common share outstanding-diluted	54,001	53,476	50,001

EXHIBIT 99.1

Financial Information of parent company
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended March 31,
	2009	2008	2007
Cash flow from operating activities:
Net income	$(100,549)	$45,661	$19,874
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (earnings) losses of subsidiaries	97,615	(52,136)	(19,870)
Amortization of debt discount	—	2,733	—
Amortization of debt issuance costs	321	539	—
Changes in assets and liabilities:
Due from subsidiaries	778	(40,318)	—
Prepaid expenses and other current assets	(1,855)	(710)	—
Due to subsidiaries	110	172	405
Other current liabilities	3,730	799	—
Other assets	(1,658)	(788)	—

Net cash provided by (used in) operating activities	(1,508)	(44,048)	409

Cash flow from investing activities:
Capital injection at subsidiaries	(225)	(54,981)	—

Net cash used in investing activities	(225)	(54,981)	—

Cash flow from financing activities:
Proceeds from bridge loan	—	35,000	—
Repayment of bridge loan	—	(35,000)	—
Proceeds from long-term loan	—	35,000	—
Proceeds from issuance of common stock, net of issuance costs	—	65,794	—

Net cash provided by financing activities	—	100,794	—

Net change in cash and cash equivalents	(1,733)	1,765	409
Cash and cash equivalents, beginning of year	2,174	409	—

Cash and cash equivalents, end of year	$441	$2,174	$409

EXHIBIT 99.1

Note to Schedule I

The parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the company accounts for its subsidiaries using the equity method. Please refer to the notes to the consolidated financial statements presented above for additional information and disclosures with respect to these financial statements.

Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

EXHIBIT 99.1

SYNUTRA INTERNATIONAL, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts		Balance at End of Year
Allowance for accounts receivable
- 2009	$185	$1,267		$—	$1,452
- 2008	$241	$(56)		$—	$185
- 2007	$417	$—		$(176)	$241

Allowance for other receivables
- 2009	$585	$887		$—	$1,472
- 2008	$576	$9	$		$585
- 2007	$3	$573		$—	$576

Allowance for deferred tax assets
- 2009	$2,135	$3,072		$—	$5,207
- 2008	$—	$2,135		$—	$2,135
- 2007	$—	$—		$—	$—